UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

                         Date of Report August 09, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 12     Press release dated 9 August, 2004 - 1st Quarter Results


Press enquiries:
David Beck, tel: 0207 306 1490; email: david.beck@marconi.com
Investor enquiries:
Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com



                 MARCONI CORPORATION PLC: FIRST QUARTER RESULTS
                    FOR THE THREE MONTHS ENDED 30 JUNE 2004

Operational Performance
Ongoing Operations (excluding Outside Plant & Power)

- Sales GBP289m (FY04 Q1 GBP291m; Q4 GBP329m)
   - in line with typical seasonal spending profile of major customers
   - market stability confirmed by 3% sales growth at constant currency compared to first quarter of previous year
- Adjusted gross margin(1) 32.2% (FY04 Q1 25.4%; Q4 34.3%)
   - seasonally lower production volumes and business mix influence quarter on quarter movement
   - significant improvement year on year driven by ongoing cost reduction and efficiency improvement initiatives
- Adjusted operating loss (2) GBP3 million (FY04 Q1 GBP45m loss; Q4 GBP14m adjusted operating profit)
- Continued focus on operating cash generation, GBP15m before exceptional cash costs of GBP26 million

See tables below for Group results and reconciliations to UK GAAP

Outside Plant & Power Disposal

- Good progress towards completion; now expected by end August
- $375m (GBP207m) cash proceeds to be applied to pay down Senior Notes at 110% par value
- Pro forma net cash(3) GBP376m at 30 June 2004 (reflecting disposal before tax and transaction costs)


Increased Financial Disclosure for Ongoing Operations

- Gross Margin and Operating Profit/(Loss) analysis by 3 new segments:
  Optical & Access Networks, Broadband Routing & Switching, Network Services

Outlook
- Q1 sales performance gives confidence in full year outlook; guidance maintained for low single digit sales growth (at constant currency)
- Next generation product and service offering creates medium-term growth opportunities
- Adjusted gross margin guidance revised up 1 percentage point to reflect impact of OPP disposal; new FY05 target 34%

London - 9 August 2004 - Marconi Corporation plc (MONI) today provided results for the three months ended 30 June 2004.

Commenting on the results, Mike Parton, Chief Executive, said "We see more opportunities for sales of our next generation equipment and services than at any time in the last three years, which gives us confidence in our medium-term growth prospects. We remain on track to meet our full year sales and margin targets."

(1) stated after cost reclassifications and before exceptional items
(2) stated before share option costs, exceptional items and goodwill amortisation
(3) stated after cash proceeds from OPP disposal have been utilised to fund a further mandatory redemption at 110% par value before the impact of tax and transaction costs (GBP188m reduction in principal amount of Senior Notes and GBP19m redemption

Important Notice

This news release should be read in conjunction with Marconi Corporation Group Non-statutory Accounts and related Notes and Operating and Financial Review
(OFR) for the three months ended 30 June 2004.


Analyst Conference Call

Management will host a conference call for analysts and investors at 3.00 p.m. (UK time) today, 9 August 2004.

To join the call, dial +44 (0) 20 8996 3900 (in the UK) or +1 617 847 3007 (in the US)

Presentation materials will be available at www.marconi.com from 9.00 a.m. (UK time).

A replay facility will be available for 14 days by dialling +44 (0) 1296 618 700, access code 549407 (in the UK) or + 1 617 801 6888, access code 35263697
(in the US).



Sales (GBPm)



Segment                                               Q1 FY05          Q1 FY04
Optical & Access Networks                                 137              141
Broadband Routing & Switching                              38               43
Network Services                                          114              107
Ongoing Operations                                        289              291
OPP                                                        50               51
Continuing Operations                                     339              342
Discontinued Operations                                     -               25
Group                                                     339              367

   - Steady demand for Optical Networks equipment across Europe; lower volumes in APAC
   - Continued strong demand for fixed wireless access drives growth in Access Networks
   -  BBRS sales impacted by adverse foreign exchange; US$ sales up 1 per cent
   - Network Services growth due to increased Installation, Commissioning & Maintenance activity in Italy and Germany
   - See OFR pages 9 to 12 for full sales analysis by product area and geographic destination


GROSS MARGIN


Segment                               Q1 FY05          Q4 FY04      Q1 FY04
                                                       Pro forma    Pro forma
                                       GBPm        %  GBPm      % GBPm       %
Optical & Access Networks                46     33.6    53   31.7   33    23.4
Broadband Routing & Switching            24     63.2    30   65.2   26    60.5
Network Services                         23     20.2    30   25.9   15    14.0
Ongoing Operations                       93     32.2   113   34.3   74    25.4
OPP                                       9     18.0    13   26.5    9    17.6
Continuing Operations                   102     30.1   126   33.3   83    24.3
Discontinued Operations                   -        -     5   31.2    6    24.0
Adjusted Gross Margin                   102     30.1   131   33.2   89    24.3
Exceptional Items                         1      n/a     -    n/a    5     n/a
Group                                   103     30.4   131   33.2   94    25.6

   -  FY04 pro forma reflects cost reclassification - see OFR p13
   - Significant year on year improvement in adjusted gross margin from Ongoing Operations driven by cost reduction initiatives
   - Sequential margin performance from Ongoing Operations impacted by lower production volumes, higher proportion of lower margin Network Services sales and other segment-specific factors:
      o Optical & Access Networks: lower volumes more than offset by reduced support costs and higher proportion of higher margin optical sales
      o BBRS: adverse foreign exchange movement further compounded by higher proportion of lower margin service sales
      o Network Services: more typical margin profile after particularly strong Q4 with high margin wireless software licence sale and improved profitability on certain contracts nearing completion

   -  See OFR pages 14 to 17 for further segmental analysis



Operating Profit/(Loss) (GBPm)


Segment                                                  Q1 FY05       Q1 FY04
Optical & Access Networks                                    (8)          (33)
Broadband Routing & Switching                                 8             9
Network Services                                              5            (6)
Central Costs                                                (8)          (10)
Other (disposed businesses)                                   -            (5)
Adjusted - Ongoing Operations                                (3)          (45)
OPP                                                           1             2
Adjusted - Continuing Operations                             (2)          (43)
Operating Exceptional Items                                   1           (19)
Share Option Costs                                          (10)           (1)
Goodwill Amortisation                                       (23)          (24)
Operating Loss - Continuing Operations                      (34)          (87)
Discontinued Operations                                       -             -
Operating Loss - Group                                      (34)          (87)

Group Profit & Loss (GBPm)

                                                          Q1 FY05     Q1 FY04
Sales                                                         339         367
Operating loss                                                (34)        (87)
Non-operating exceptional items                                 -           3
Joint ventures and associates                                   -          (8)
Amounts written off investments                                 -           1
Gain on waiver of balance payable to M(2003) plc                -          25
Net interest payable                                           (2)         (4)
Net finance expenditure                                        (3)        (35)
Loss before taxation                                          (39)       (105)
Tax                                                             3          17
Loss after taxation                                           (36)        (88)
Basic and diluted loss per share (pence)                    (18.0p)     (22.2p)
Basic adjusted loss per share (pence)                        (7.0p)     (11.1p)

Group Cash Flow (GBPm)

                                                                       Q1 FY05
EBITDA (before share options and exceptional items)                          7
Change in working capital                                                    7
Operating cash flow (before exceptional items)                              14
Operating exceptionals - restructuring                                     (14)
Operating exceptionals - litigation settlement                             (12)
Returns on investment and servicing of finance                              (5)
Tax                                                                         (2)
Net capital expenditure                                                     (4)
Acquisitions and disposal                                                   (4)
Group cash flow (before use of liquid resources and financing)             (27)
Management of liquid resources (performance bond cash releases)             11
Financing (Notes redemptions and repurchases)                              (23)
Group cash flow                                                            (39)

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.

Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 10-K annual report for year ended 31 March 2004 filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.



MARCONI CORPORATION GROUP NON-STATUTORY ACCOUNTS and OPERATING AND FINANCIAL REVIEW

For the three months ended 30 June 2004


INTRODUCTION

This is an interim report prepared under UK Generally Accepted Accounting Principles (GAAP).


CONTENTS


Section                                                                   Page

Overview                                                                     3
Outlook and FY05 Financial Targets                                           5
Reporting Structure                                                          6
Board Changes                                                                6
Results of Operations                                                        7
Financial Condition                                                         23
Liquidity and Capital Resources                                             24
Risk Management                                                             27
Group Non-Statutory Accounts                                                29
Notes to the Non-Statutory Accounts                                         33



FORWARD-LOOKING STATEMENTS

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its plans and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, future revenues being lower than expected; increasing competitive pressures within the industry and general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 10-K annual report for year ended 31 March 2004 as filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

OVERVIEW

We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators, government agencies and selected large enterprises worldwide.

Marconi Corporation plc is listed on the London Stock Exchange (ticker symbol:
MONI) and on NASDAQ (ticker symbol: MRCIY).

HIGHLIGHTS


   -  Market stability confirmed
   -  New business wins for next generation products and services
   - Lower production volumes and business mix impact gross margin; improvement initiatives on track to deliver FY05 targets
   -  Positive operating cash flow (before exceptional items) (1)
   - Disposal of Outside Plant and Power (OPP) announced; completion now expected by the end of August 2004
   - Proforma net cash GBP376 million with Senior Notes reduced to GBP57 million pro forma to reflect OPP disposal (before tax and transaction costs) (2)
   -  Increased financial disclosure through new segmentation


INTRODUCTION

In light of the full redemption of our Junior Notes and the planned disposal of OPP, we have adopted a new segmentation, which we describe more fully on page 6.

OPP remains part of our Continuing Operations until we finalise the sale agreement for the transaction, but for ease of analysis of our remaining businesses, we refer in this Operating and Financial Review to our Ongoing Operations (Continuing Operations excluding OPP). We split our Ongoing Operations into three new segments: Optical and Access Networks, Broadband Routing and Switching (BBRS) and Network Services.

Sales

Our sales performance in the first quarter of the financial year has confirmed our view that we are now seeing stability in customer demand for telecommunications equipment and services, particularly in our major European markets. Sales from Ongoing Operations were GBP289 million, down 1 per cent on reported sales of GBP291 million in the first quarter of the previous year, but up 3 per cent on a constant currency basis (3). The 12 per cent decline compared to sales from Ongoing Operations of GBP329 million (4) in the previous quarter ended 31 March 2004 was in line with the typical seasonal trend of lower spending by a number of our major customers at the beginning of our financial year.

We provide further analysis of sales by product area and by geographic destination on pages 9 to 12.

During the quarter, our customers have continued to endorse our next generation network technology. In the UK, Kingston accepted eight Marconi SoftSwitches into its next generation network while BT announced its 21st Century Network transformation plans including a live voice trial combining Marconi's SoftSwitch and Multi-Service Access Node, which will commence from October 2004. In addition, in June 2004, Australia's main telecommunications operator, Telstra, awarded us a new multi-year frame contract for its next generation optical transport network. Our Network Services business recorded a number of business wins during the quarter. These included a four-year contract renewal for cable support services to BT, valued at an estimated GBP360 million and a further order for work from Toll Collect in Germany.

Operational Performance

The seasonally lower production volumes and the impact of business mix resulted in an adjusted gross margin (before exceptional items) of 32.2 per cent of sales from Ongoing Operations compared to 34.3 per cent in the previous quarter (on a like-for-like basis after reflecting the impact of the previously disclosed cost reclassification (5)) and to 25.4 per cent in the first quarter of the previous year.
(1) see page 25                         (4) see page 9
(2) see page 25                         (5) see page 13
(3) see page 4

The change in business mix was driven primarily by the non-recurrence of the previously disclosed high margin wireless software sale in the previous quarter and an overall higher proportion of sales of Network Services, that carry lower margins than Network Equipment.

The significant increase compared to the first quarter of the previous year resulted mainly from the benefits of ongoing cost reduction and efficiency improvement programmes within our manufacturing, supply chain, procurement and product engineering operations.

We provide a further analysis of adjusted gross margin, the impact of the cost reclassification and reconciliation to Group gross margin on pages 13 to 17.

During the quarter, we recorded a GBP2 million adjusted operating loss in our Continuing Operations, which comprised a GBP3 million adjusted operating loss from Ongoing Operations and a GBP1 million operating profit contribution from OPP. After goodwill amortisation of GBP23 million, share option costs of GBP10 million and operating exceptional items of GBP1 million credit, Group operating loss amounted to GBP34 million. This represents a GBP53 million improvement compared to the GBP87 million operating loss generated in the first quarter of the previous financial year.

Cash and Debt

We generated GBP14 million of operating cash during the quarter before exceptional cash costs of GBP12 million relating to the full and final settlement of previously disclosed lawsuits with Telcordia and a further GBP14 million of exceptional cash costs to cover operational restructuring costs. We expect to incur a further GBP21 million of restructuring cash costs during the current financial year, in line with the guidance we provided in May 2004.

In total, during the quarter we recorded a cash outflow of GBP27 million before repayment of financing and management of liquid resources.

Net cash amounted to GBP188 million at 30 June 2004. Upon completion and receipt of proceeds from the OPP disposal, we will use the gross cash proceeds to fund a further partial redemption of the Senior Notes at 110 per cent of par value. On a pro forma basis (1) at 30 June 2004, we had net cash of GBP376 million. We are targeting to pay down the remaining balance of the Senior Notes as soon as possible (approximately GBP57 million pro forma (1)) and continue to focus on delivering sustainable free cash flow.

The Board intends to maintain a strong cash position in order to support the organic development of the business and demonstrate financial strength, which the Board views as key to maintaining customer confidence. The Board will continuously monitor this position in light of market conditions and business performance.

(1) after cash proceeds of $375 million (GBP207 million) from the OPP disposal have been utilised to fund a mandatory redemption of our Senior Notes at 110 per cent (GBP188 million reduction in principal amount of senior notes and GBP19 million redemption premium), before the impact of tax and transaction costs


OUTLOOK AND FY05 FINANCIAL TARGETS

We re-affirm our view that customer demand for telecom equipment and services is stabilising, particularly in our major European markets. The 3 per cent year-on-year sales growth on a constant currency basis (1) that we achieved from our Ongoing Operations in the first quarter confirms our confidence in our full year sales outlook for low single digit sales growth compared to the financial year ended 31 March 2004. This is based on our view of the expected like-for-like sales profile of our Ongoing Operations and does not take into consideration any impact of future foreign exchange movements.

From a product and service perspective, we expect relatively stable trading in Optical Networks, BBRS and Value Added Services, with growth being generated in Access Networks and Installation, Commissioning and Maintenance Services. This will be driven mainly by the expected ramp up in deployment of our Access Hub to deliver broadband services from BT's 21st Century Network.

We continue to experience a strong level of interest in our next generation multi-service network offering through ongoing tenders and product trials and believe that we are well-positioned for this to translate to growth opportunities for the business in the medium-term.

Our gross margin improvement plans remain on track to deliver our FY05 targets, despite the impact from business mix recorded in the first quarter of the financial year. We have revised our targets to reflect the impact of the planned Outside Plant and Power (OPP) disposal. We are now targeting an adjusted gross margin of approximately 34 per cent for our Ongoing Operations in the current financial year ending 31 March 2005 (compared to our previous target of 33 per cent including OPP).

The main drivers for the planned gross margin improvement are focused on product cost reduction, procurement and supply chain cost savings. We discuss these in more detail under "Gross Profit" on page 14. Given the long lead-times involved in many of the ongoing initiatives, we expect to realise a larger proportion of the planned improvements towards the end of the financial year.

This target takes into account the impact of the previously announced cost reclassification, effective from 1 April 2004, whereby we have reclassified certain costs, which were previously accounted for within cost of sales and are now treated as operating expenses.

(1) see page 8 for average rates applied


REPORTING STRUCTURE

Segments

During FY04, we adopted a segmentation of our business along geographic lines, separating our North American ring-fenced businesses from our businesses in Europe and the rest of the world. The ring-fenced organisation was implemented in order to comply with the requirements of the indentures of our post-restructuring Junior and Senior Notes.

In light of the redemption in full of our Junior Notes and the announced sale of our OPP business, this segmentation no longer reflects the way in which the business is being managed. As a result, effective from the first quarter ended 30 June 2004, we have introduced a new structure, which splits the business into three segments: Optical and Access Networks, BBRS and Network Services.

Optical and Access Networks comprises the activities of our Optical Networks and Access Networks businesses, which now also includes our payphones and interactive systems activities previously reported under Other Network Equipment. BBRS comprises the equipment and services activities of our BBRS business. Network Services comprises the activities of our IC&M and VAS businesses.

We will provide sales, gross margin, segmental operating profit/(loss) and operating net assets for each of the three new segments. In addition, we will provide sales analysis for the component activities within each segment.

Comparative information has been restated to reflect the adoption of these new segments.

Discontinued Operations

Discontinued operations comprise our North American Access (NAA) business sold in February 2004.

On 7 July 2004 we announced the sale of our Outside Plant and Power (OPP) business and are now in the final stages of negotiations. At the date of these non-statutory financial statements the sale process is not finally concluded. Accordingly, OPP is still disclosed as a Continuing Operation under UK GAAP. We expect the sale to be completed by the end of August 2004, at which point we will disclose OPP as a discontinued operation. In these non-statutory financial statements, we have made additional disclosure of the performance of OPP in the Operating and Financial Review and refer to our Continuing Operations excluding OPP as "Ongoing Operations".


BOARD CHANGES

On 6 May 2004, P C F Hickson was appointed as a non-executive director of the Company.


RESULTS OF OPERATIONS

Group Key Figures

The tables below set forth the key figures relating to our operating performance for the three months ended 30 June 2004 and 2003.


                     Three months ended                   Three months ended
                        30 June 2004                          30 June 2003
                       Pre-                               Pre-
                exceptional   Exceptional          exceptional    Exceptional
GBP million           items         items  Total         items          items  Total

Ongoing Operations     289             -     289           291             -     291
Outside Plant
and Power               50             -      50            51             -      51
Discontinued             -             -       -            25             -      25
                      --------   ------   ------        ------       ------- -------

Sales                  339             -     339           367             -     367
                      ========   =======  =======       =======      ======== ======

Ongoing Operations      93             1      94            68             5      73
Outside Plant
and Power                9             -       9             9             -       9
Discontinued             -             -       -             6             -       6
                      --------   ------   ------        ------       ------- -------

Gross Margin           102             1     103            83             5      88
                      ========   =======  =======       =======      ======== ======

Group Gross Margin %  30.1%                 30.4%         22.6%                 24.0%
                      ========   =======  =======       =======      ======== ======

Ongoing Operations      (3)            1      (2)          (45)          (17)    (62)
Outside Plant
and Power                1             -       1             2            (2)      -
Discontinued             -             -       -             1             -       1
                      --------   ------   ------        ------       ------- -------

Adjusted
operating loss          (2)            1      (1)          (42)          (19)    (61)

Goodwill
amortisation           (23)            -     (23)          (25)            -     (25)
Share option
costs                  (10)            -     (10)           (1)            -      (1)
                       --------   ------   ------        ------       ------- -------

Group
operating loss         (35)            1     (34)          (68)          (19)    (87)
                       ========   =======  =======       =======      ======== ======

Ongoing
Operations             (35)            1     (34)          (68)          (17)    (85)
Outside Plant
and Power                -             -       -             -            (2)     (2)
Discontinued             -             -       -             -             -       -
                       --------   ------   ------        ------       ------- -------

Group
operating loss         (35)            1     (34)          (68)          (19)    (87)
                       ========   =======  =======       =======      ======== ======


Foreign Exchange Impact

We have significant translation exposure to foreign exchange movements as approximately 27 per cent of our Continuing Operations sales are derived in US Dollars and 29 per cent in Euros. Exchange rates applied during the period were:


                                                  Average rates
                                               Three months ended
                                    30 June 2004                  30 June 2003
US Dollar                                 1.8066                        1.6288
Euro                                      1.4904                        1.4206

                                                 Period end rates
                                   30 June 2004                  31 March 2004
US Dollar                                1.8135                         1.8379
Euro                                     1.4906                         1.4956

The impact of this quarter's average rates applied to the results for the three months ended 30 June 2003 would be as follows:


                                             Continuing                 Ongoing
GBP million                                  operations              operations
Sales                                              (15)                    (11)
                                              =========              ==========

Gross margin                                        (4)                     (3)

Operating expenses                                   5                       5
                                              ---------              ---------

Operating profit                                     1                       2
                                              ==========             =========


In the three months ended 30 June 2004 as compared to the three months ended 31 March 2004 both the Euro and the US Dollar weakened but the impact of the exchange rate movements was minimal on sales, gross margin and operating expenses.

Review of Continuing Operations

Sales

Sales from Continuing Operations amounted to GBP339 million. Compared to the first quarter of the previous financial year, this represents a 1 per cent decrease on a reported basis (GBP342 million) or an increase of 4 per cent at constant currency (GBP327 million based on Q1 FY05 average exchange rates).

The 10 per cent sequential decline in sales from Continuing Operations compared to the fourth quarter of the previous year (GBP378 million) reflects the typical seasonal trend at the beginning of the financial year of Marconi and a number of its major customers.

Group sales were GBP339 million compared to GBP367 million and GBP394 million recorded in the first and fourth quarters of the previous financial year respectively. The year on year comparison includes the impact of the disposal of our North American Access business completed on 20 February 2004 (now accounted for as a Discontinued Operation).


Analysis by Product Area


                                    Three months ended
GBP million                                30 June                        31 March
                                         2004        2003          YoY%       2004

Optical Networks                           77          85           (9)%        84
Access Networks                            60          56            7%         83
                                    ---------     -------       -------     ------

Optical and Access Networks               137         141           (3)%       167

BBRS Equipment                             24          28          (14)%        34
BBRS Services                              14          15           (7)%        12
                                    ---------     -------       -------     ------
BBRS                                       38          43          (12)%        46

IC&M                                       48          43           12%         44
VAS                                        66          64            3%         72
                                    ---------     -------       -------     ------
Network Services                          114         107            7%        116
                                    ---------     -------       -------     ------
Ongoing Operations                        289         291           (1)%       329
Outside Plant and Power                    50          51           (2)%        49
                                    ---------     -------       -------     ------
Continuing Operations                     339         342           (1)%       378
Discontinued Operations                     -          25           n/a         16
                                    ---------     -------       -------     ------
Group                                     339         367           (8)%       394
                                    ==========    ========      =======     ======



Optical Networks (23 per cent of Q1 sales from Continuing Operations)

We continue to observe steady demand for optical products across Europe, confirming our view that the European optical market has stabilised. EMEA accounted for 82 per cent of Optical Networks sales in the three months to 30 June 2004.

The majority of the decline in the quarter was experienced in the APAC region due to a lower level of sales to Telstra as our existing contract, under which we supply equipment through Siemens, winds down. We have recently entered a phase of conformance testing and network homologation, under our new, recently announced optical frame contract with Telstra for their Next Generation Transport Network. Marconi's Multiservice Network portfolio will underpin all aspects of Telstra's next generation transport infrastructure, including radio transmission and network management.

In addition, we recorded a lower level of sales of optical equipment to BT as a result of a peak in trading under our Ultra Broadband network contract during the first quarter of the previous financial year. Optical Network sales in Italy were slightly down year on year due primarily to the renewal of our frame contract with Telecom Italia at contractually lower prices as well as the completion of Optical Networks contracts with Omnitel during the previous financial year.

Access Networks (18 per cent of Q1 sales from Continuing Operations)

The increase in Access Networks, from GBP56 million to GBP60 million, was driven by stronger demand from wireless operators in Germany as they continue their 3G mobile network rollouts. Fixed Wireless Access products represented 32 per cent of total Access Networks sales in the three months to 30 June 2004, compared to 24 per cent in the same period of the last financial year.

Broadband Access sales accounted for approximately 15 per cent of total Access Networks sales in the quarter, broadly in line with the three months ended 30 June 2003. We made our first Access Hub delivery to BT at the end of the quarter, recording initial sales of less than GBP1 million. This will ramp up over the life of our three-year frame contract signed in August 2003. In addition, in June 2004, we announced that Kingston (UK) accepted eight of our SoftSwitches into their next generation network and we have recorded the corresponding revenues during the quarter.

The balance of Other Access product sales declined year on year mainly as a result of lower sales of legacy equipment to BT. We anticipate that BT will continue to reduce spend on legacy equipment but expect to replace and exceed this lost revenue as BT moves forward with its broadband access roll-out and 21st Century Network project.

EMEA accounted for 87 per cent of Access Network sales in the three months to 30 June 2004.

Broadband Routing and Switching (BBRS) (11 per cent of Q1 sales from Continuing Operations)

A 1 per cent increase in US Dollar sales of BBRS equipment and services was adversely impacted by the weakening of the US Dollar/Sterling exchange rates, leading to a GBP5 million or 12 per cent decline in reported sales to GBP38 million (Q1 FY04 GBP43 million).

The underlying growth was due to an increase in sales of our BXR-48000 multi-service switch router as we completed deliveries to the US Federal Government under our previously announced $33 million order booked in the previous quarter. This more than offset a reduction in the level of sales in EMEA resulting from the completion of BXR-48000 deliveries to a large European financial institution in the previous financial year.

In the three months ended 30 June 2004, North America accounted for 83 per cent of BBRS equipment sales, with EMEA at 13 per cent and APAC 4 per cent.

Installation, Commissioning and Maintenance (IC&M) (14 per cent of Q1 sales from Continuing Operations)

The GBP5 million or 12 per cent increase in sales of IC&M was primarily due to growth in Italy and Germany. In Italy, the higher volume of Access Hub equipment delivered in the three months to 31 March 2004 was installed and commissioned in the quarter. In Germany, IC&M sales were higher year on year due to the roll out of fixed wireless access equipment to 3G mobile network operators.

Value Added Services (VAS) (19 per cent of Q1 sales from Continuing Operations)

Sales of Value Added Services were 3 per cent higher in the three months to 30 June 2004 compared with the same period in 2003.

A reduced level of sales in the Middle East primarily due to the conclusion of a long-term wireless service contract with Saudi Telecom during the last financial year was more than offset by increased sales in the UK and Germany. In the UK, we were awarded two additional cable services projects by BT, while in Germany we began work under our recently awarded Toll Collect contract.

EMEA accounted for 91 per cent of VAS sales for the three months to 30 June 2004 , with North America accounting for the vast majority of the balance.

Outside Plant and Power (OPP) (15 per cent of Q1 sales from Continuing
Operations)

Total OPP sales of GBP50 million in the three months ended 30 June 2004, decreased by GBP1 million or 2 per cent on a reported basis compared to GBP51 million in the same period in 2003. Sales in local currency (US Dollars) showed a 7 per cent increase, predominantly due to sales to AFC, previously reported within North American Access, following our disposal of this business to AFC in February 2004.

Sales - Analysis by Geographic Destination


                                                        Three months ended
GBP million                                                   30 June
                                                         2004          2003

United Kingdom                                       109    37.7%  111    38.1%
Italy                                                 28     9.7%   34    11.7%
Germany                                               47    16.3%   36    12.4%
Other EMEA                                            40    13.8%   39    13.4%
                                                     ----   -----  ----   -----

EMEA                                                 224    77.5%  220    75.6%

NA                                                    38    13.2%   38    13.1%
CALA                                                   9     3.1%    6     2.0%
APAC                                                  18     6.2%   27     9.3%
                                                     ----   -----  ----   -----
Ongoing Operations                                   289   100.0%  291   100.0%
                                                            =====         =====

Outside Plant and Power                               50            51
                                                     ----         ----
Continuing Operations                                339           342
Discontinued Operations                                -            25
                                                     ----         ----
Group                                                339           367
                                                     ====        =====


Three months ended 30 June 2004 compared to three months ended 30 June 2003

Sales increased by 2 per cent (GBP4 million) in Europe, Middle East and Africa
(EMEA) where increased sales in Germany were partially offset by reduced sales in Italy.

The 18 per cent decline in Italy, on a reported basis, was due primarily to lower sales of Optical Networks equipment to Telecom Italia and Omnitel described above, compounded by adverse foreign exchange movements. On a constant currency basis, the decline was reduced to 14 per cent.

In Germany, sales increased by 31 per cent, on a reported basis, mainly due to increased demand for fixed wireless access equipment from mobile operators as described above. In addition, we recorded an increase in Value Added Services sales, following the contract award for Toll Collect as well as increased sales to Deutsche Bahn. On a constant currency basis, sales increased by 37 per cent due to the weakening of Sterling against the Euro.

Sales in the UK remained relatively stable with only a 2 per cent decline year on year due to the reduced level of sales of legacy narrowband equipment to BT as well as the phasing of trading under our Ultra Broadband optical contract, described above.

Sales in Other EMEA increased slightly due to higher sales in South Africa as Telkom South Africa continue their ADSL roll out. This was partially offset by r educed sales from long-term service contracts in the Middle East.

The 11 per cent increase in local currency sales in North America (NA) translated to stable sales of GBP38 million, year on year on a reported basis as a result of the US Dollar/Sterling exchange rate. BBRS sales in the North American market remained relatively stable on a reported basis, but grew on a local currency basis due to further deliveries of the BXR-48000 multi-service switch routers to the US Federal Government.

In the last financial year in Central and Latin America (CALA), network operators had significantly reduced capital expenditure due to political, regulatory and economic issues. In the three months ended 30 June 2004 we are seeing some early signs of a return to stability in the region. Sales, through Ericsson, in Brazil and Colombia generated the 50 per cent increase on the same period of last year.

Sales in Asia Pacific (APAC) fell by GBP9 million. Approximately half of the decline resulted from reduced volumes of optical networks products sold to Telstra, as described above. The remaining decrease in sales was mainly the result of reduced activity from our legacy operations in Hong Kong as we conclude our legacy long-term contracts. In addition our renewed optical networks frame contract with Telekom Malaysia delivers lower contractual volumes than the original agreement.

Key Customers
We serve a customer base of predominantly incumbent operators and government agencies. For the three months ended 30 June 2004, our ten largest customers were (in alphabetical order): BT, Deutsche Telecom, E-Plus, Metro City Carriers (Germany), O2, Telecom Italia, Telkom South Africa, UK Government, US Federal Government and Vodafone. In aggregate, these customers accounted for 52 per cent of sales from Ongoing Operations (ten largest customers in the three months ended 30 June 2003: 54 per cent of sales from Ongoing Operations).

BT remains our largest customer and accounted for 26 per cent of sales from Ongoing Operations in the three months ended 30 June 2004 compared to 25 per cent in the three months ended 30 June 2003.

Book to Bill Ratio


                                                            Three months ended
                                                                   30 June
                                                               2004      2003

Optical and Access Networks                                    1.01      0.98
BBRS                                                           0.69      0.87
Network Services                                               0.86      0.85
                                                              ======   ======
Ongoing Operations                                             0.91      0.92
                                                              ======   ======

Book to bill for Optical and Access Networks stood at 1.01, up from 0.98 in the same quarter of last year.

Book to Bill in BBRS fell from 0.87 to 0.69. This was mainly due to the consumption of the order backlog for the BXR-48000 as orders booked in the previous quarter were delivered to the US Federal Government.

Book to bill for Network Services remained stable for the quarter at 0.86. During the quarter, we announced the renewal of our cable services contract with BT, estimated by the operator to be valued at around GBP360 million over 4 years. This is not reflected in the book to bill during the quarter. In line with our accounting policies, we will book the value of the frame contract over its life, as we receive call off orders from the customer.

Cost Reclassification

From 1 April 2004 we have reclassified certain costs, which were previously accounted for within cost of sales and are now treated as operating expenses. This reclassification impacts our Optical and Access Networks and Network Services segment.

Management view these cost reclassifications as a more appropriate allocation of costs in order to increase control and accountability within the context of our continued move towards an outsourced supply chain model.

Three main factors contribute to the overall cost reclassification:

(i) we have retained new product introduction processes in-house and reorganised these activities into a single cost centre within our R&D function. Costs relating to new product introduction are now charged in their entirety to R&D expenses (whereas previously these were charged in part to R&D and in part to cost of sales);

(ii) HR and Finance related costs are now charged in their entirety to G&A compared to reallocation across cost of sales, R&D, S&M and G&A previously;

(iii) we have established Contract Marshalling Centres (CMCs) in each of our main regional service organisations to act as an assembly point, where we bring together equipment from our own facilities and those of our various outsourced manufacturing partners, prior to delivery and installation at the customer site. Previously, this function was the responsibility of our supply chain and we allocated these costs to equipment sales. The newly established CMCs form part of our services organisation and consequently, we now allocate these costs to services sales.

These reallocations do not represent changes of accounting policy and do not impact our operating profit/(loss), and we have not, therefore, restated prior year analysis. For ease of comparison, we have included below a table setting forth pro forma adjusted gross profit and adjusted operating expenses for each quarter of the previous financial year for Ongoing Operations as if we had adopted the new cost allocations from 1 April 2003:


GBP million                                     Three months ended
                               30 June   31 March   31 Dec   30 Sept   30 June
                                  2004       2004     2003      2003      2003
Adjusted gross profit
Reported                            93        106       93        84        68
Adjusted gross margin %           32.2%      32.2%    29.2%     27.5%     23.4%

Pro forma                           93        113      100        91        74
Adjusted gross margin %           32.2%      34.3%    31.3%     29.8%     25.4%
                                  =====      =====    =====     =====     =====

Adjusted operating expenses
Reported                            96         92       97       104       113

Pro forma                           96         99      104       111       119
                                  =====      =====    =====     =====     =====

In addition, we discuss the impact of the cost reclassification on each line item in our analysis of gross profit and operating expenses below.

Gross Profit

The table below sets forth our gross profit and adjusted gross profit (before operating exceptional items) from Continuing Operations for the three months ended 30 June 2004, 31 March 2004 and 30 June 2003.

In addition, the three months ended 31 March 2004 and 30 June 2003 are stated as reported and do not reflect the impact of the cost reclassification described above.


GBP million                                             Three months ended
                                                30 June    31 March   30 June
                                                   2004        2004      2003
Adjusted gross profit by business
Optical and Access Networks                          46          44        24
                                                   33.6%       26.3%     17.0%
BBRS                                                 24          29        26
                                                   63.2%       63.0%     60.5%
Network Services                                     23          33        18
                                                   20.2%       28.4%     16.8%
                                                  ------      ------     -----

Ongoing Operations                                   93         106        68
Ongoing Operations adjusted gross margin%         32.2%       32.2%     23.4%

Outside Plant and Power                               9          13         9
                                                  ------      ------     -----
Continuing Operations                               102         119        77
                                                  ======      ======     =====
Continuing Operations adjusted gross
margin %                                           30.1%       31.5%     22.5%

Operating exceptional credit to cost of sales
Optical and Access Networks                           1           -         5
                                                  ======      ======     =====

Gross profit by business
Optical and Access Networks                          47          44        29
                                                   34.3%       26.3%     20.6%
BBRS                                                 24          29        26
                                                   63.2%       63.0%     60.5%
Network Services                                     23          33        18
                                                   20.2%       28.4%     16.8%
                                                  ------      ------     -----
Ongoing Operations                                   94         106        73
Ongoing Operations gross margin %                  32.5%       32.2%     25.1%

Outside Plant and Power                               9          13         9
                                                  ------      ------     -----
Continuing Operations                               103         119        82
                                                  ======      ======     =====

Continuing Operations gross margin %               30.4%       31.5%     24.0%


The following table provides an analysis of the adjusted gross profit by business on a pro forma basis to reflect the cost reclassification:


GBP million                                         Three months ended
                                   30 June 2004    31 March 2004   30 June 2003
                                                      (Pro forma)     (Pro forma)
Adjusted gross profit by business
Optical and Access Networks                  46              53             33
                                           33.6%           31.7%          23.4%
BBRS                                         24              30             26
                                           63.2%           65.2%          60.5%
Network Services                             23              30             15
                                           20.2%           25.9%          14.0%
                                          ------          ------          -----
Ongoing Operations                           93             113             74
Ongoing Operations adjusted
gross margin %                             32.2%           34.3%          25.4%

Outside Plant & Power                         9              13              9
                                          ------          ------          -----
Continuing Operations                       102             126             83
                                          ======          ======          =====
Continuing Operations adjusted
gross margin %                             30.1%           33.3%          24.3%

Three months ended 30 June 2004 as compared to three months ended 31 March 2004

The GBP20 million pro forma decrease in adjusted gross profit from Ongoing Operations compared to the previous quarter was predominantly driven by the reduction in sales.

The following table sets forth the main factors contributing to the variance in our gross margin performance in the three months ended 30 June 2004 compared to the three months ended 31 March 2004.


                                                                             %
Q4 FY04 adjusted gross margin from Continuing Operations as reported      31.5
Impact of previously disclosed cost reclassification                       1.8
Exclude OPP                                                                1.0
                                                                          ----
Q4 FY04 adjusted gross margin from Ongoing Operations post
cost reclassification                                                     34.3
Adjust for non-recurrence of Q4 benefit of high margin wireless           (1.4)
software licence sale
Other business drivers (net)                                              (0.7)
                                                                          ----
Q1 FY05 adjusted gross margin from Ongoing Operations                     32.2
                                                                          ====

Had we adopted the cost reclassification described on page 13 above in the last financial year, our Q4 adjusted gross margin from Continuing Operations would have been 33.3 per cent, 1.8 percentage points higher than the 31.5 per cent reported margin.

Excluding OPP's adjusted gross margin contribution adds a further percentage point, bringing Q4 adjusted gross margin from Ongoing Operations after the cost reclassification to 34.3 per cent of sales.

During the quarter, we recorded an adjusted gross margin from Ongoing Operations of 32.2 per cent. The largest single factor contributing to the 2.1 percentage point decline in adjusted gross margin from the restated Q4 margin of 34.3 per cent was the non-recurrence of the previously disclosed high margin software licence sale, which was recorded within Network Services. This represented approximately 1.4 percentage point of adjusted gross margin in the fourth quarter of the previous financial year.

A number of factors contributed to the further 0.7 percentage point decline:

(i)  lower production volumes, particularly in Optical and Access
     Networks, leading to a higher level of under-recoveries in our manufacturing and supply chain operations.

(ii) business mix resulting from:
     a) the slightly lower proportion of total BBRS sales in the first quarter of the year (13 per cent of sales from Ongoing Operations compared to 14 per cent in the previous quarter), further compounded by a higher proportion of services sales within BBRS, which carry lower margins than sales of BBRS equipment;
     b) the higher proportion of Network Services sales (39 per cent of sales from Ongoing Operations in the three months ended 30 June 2004 compared to 35 per cent in the previous quarter) which carry lower margins than Group average;

     c) a favourable impact from the reduction in Access Hub sales in the first quarter, which generate lower than Group average gross margins as the hubs are currently being deployed as DSLAM devices. This was partially offset by the higher than expected sales of factored products to mobile operators in Germany, which carry lower margins than sales from our own fixed wireless access range.

(iii) a lower level of contract cost adjustments on long-term service projects following our quarterly contract reviews, which, as previously disclosed, improved profitability on certain Network Services contracts during the previous quarter, as these contracts neared completion.

The following segmental discussion is based on the pro forma adjusted gross margin figures (post cost reclassification).

In Optical and Access Networks, we recorded an adjusted gross profit of GBP46 million (Q4 FY04 GBP53 million), representing an adjusted gross margin of 33.6 percent of sales (Q4 FY04 31.7 per cent).

The GBP7 million decline in adjusted gross profit resulted mainly from the lower level of sales recorded in the period. The resulting higher level of under-recoveries was more than offset however by the benefit of reduced support costs and business mix, leading to the 1.9 percentage point improvement in adjusted gross margin.

The higher proportion of Optical Network sales (56 per cent of total Optical and Access Networks compared to 50 per cent in the previous quarter) was the main driver of the more favourable business mix, as optical equipment deployed in core transmission networks typically carries higher margins than access product sales. In addition, within Access Networks, the impact of the higher than expected sales of factored products to mobile operators in Germany (which carry lower margins than sales from our own fixed wireless access range) was more than offset by the reduction in Access Hub sales in the first quarter (which generate lower than Group average gross margins as the hubs are currently being deployed as DSLAM devices).

In BBRS, the GBP6 million reduction in adjusted gross profit of GBP24 million (Q4 FY04 GBP30 million) resulted from adverse foreign exchange movements in the quarter. This was further compounded by the higher proportion of services sales within BBRS, which carry lower margins than sales of BBRS equipment, leading to the 2 percentage point reduction in adjusted gross margin, 63.2 per cent (Q4 FY04 65.2 per cent).

In Network Services, we recorded an adjusted gross profit of GBP23 million (Q4 FY04 GBP30 million), representing an adjusted gross margin of 20.2 per cent (Q4 FY04 25.9 per cent). Gross margin performance in the previous quarter was particularly strong as a result of two main factors: i) the high margin wireless software licence sale and ii) improved profitability on certain long-term service contracts nearing completion following our quarterly contract reviews.

The sequential decline in adjusted gross margin in OPP during the first quarter of the year was the result of product mix, which more than offset the benefit of the 2 per cent increase in sales volumes.

Our gross margin improvement plans remain on track to deliver our FY05 targets. We have revised our targets to reflect the impact of the planned OPP disposal. We are now targeting an adjusted gross margin of approximately 34 per cent for our Ongoing Operations in the current financial year ending 31 March 2005 (compared to our previous target of 33 per cent including OPP).

The vast majority of the planned improvement is focused on our Optical and Access Networks business, which, later in the financial year, we expect to begin to benefit from:

(i) further product cost reductions through increased sales of new, cost reduced products and additional planned product re-design and re-engineering initiatives;

(ii) increased sourcing of components from low cost locations, particularly in Asia Pacific; and

(iii) further cost savings, efficiency gains and the benefit of further transfers of our outsourced manufacturing operations to lower cost locations in East Europe and Asia Pacific.

Three months ended 30 June 2004 compared to three months ended 30 June 2003

Adjusted gross profit from Ongoing Operations increased by GBP25 million in the three months ended 30 June 2004 compared to the corresponding period of the previous financial year, with adjusted gross margin increasing from 23.4 per cent to 32.2 per cent.

This significant year on year improvement was the result of cost savings achieved through our operational restructuring programmes and cost reclassifications. In Optical and Access Networks, in addition to cost reclassifications, the increase was largely due to improvements in our supply chain operations, through reduced cost of materials and labour efficiencies. In particular, we benefited from cost reductions, which resulted from the transfer of some of our outsourced manufacturing activities to Hungary in Q3 FY04. In Network Services, improvements were achieved through headcount reductions, improved productivity and efficiency within our field force and other overhead cost savings. BBRS margins benefited in the period from cost reductions and favourable product mix.

Pricing Environment

A large proportion of our sales, particularly in Europe, are derived from existing frame contracts where price reductions on Network Equipment sales run in aggregate at high single digit percentage declines year on year. We continue to introduce new and cost reduced products, which are designed to more than offset this price erosion. Outside of these frame contracts, when we are competing for new business with existing customers, pricing pressure tends to be more aggressive but varies by region and by product. Conditions remain very competitive and we have continued to adopt a cautious approach when bidding for contracts in these very competitive conditions and maintain our focus on the margin and cash flow contributions of potential business wins.


Operating Expenses

The table below provides an analysis of operating expenses incurred within our Continuing Operations. The quarters ended 31 March 2004 and 30 June 2003 are stated as reported and do not reflect the impact of the cost reclassification described on page 13 above.


GBP million                                            Three months ended
                                       30 June 2004 31 March 2004 30 June 2003

Research and Development (before share
option costs)                                    44            40           49
Sales and Marketing (before share
option costs)                                    34            35           46
General & Administration (before share
option costs and exceptional items)              18            17           21
Net other operating income                        -             -           (3)
                                             -------      -------        ------

Adjusted Operating Expenses -
Ongoing Operations                               96            92          113
Outside Plant and Power                           8             7            7
                                             -------      -------        ------
Adjusted Operating Expenses -                   104            99          120
Continuing Operations
Exceptional charge to operating
expenses                                          -            12           24
Share options                                    10            12            1
Goodwill amortisation                            23            23           24
                                             -------      -------        ------
Operating Expenses -
Continuing Operations                           137           146          169
                                             =======       =======       ======

In aggregate, had we adopted the new cost classifications during the last financial year, adjusted operating expenses for Ongoing Operations in the three months ended 31 March 2004 would have amounted to GBP99 million, GBP7 million higher than the GBP92 million reported and adjusted operating expenses in the quarter ended 30 June 2003 would have amounted to GBP119 million, GBP6 million higher than the GBP113 million reported. The following table provides an analysis of operating expenses on a pro forma basis to reflect the cost reclassification:


GBP million                                            Three months ended
                                       30 June 2004 31 March 2004 30 June 2003
                                                       (Pro forma)  (Pro forma)
Research and Development (before share
option costs)                                    44            47           55
Sales and Marketing (before share
option costs)                                    34            32           42
General & Administration (before share
option costs and exceptional items)              18            20           25
Net other operating income                        -             -           (3)
                                              ------       ------         -----

Adjusted Operating Expenses -
Ongoing Operations                               96            99          119
Outside Plant and Power                           8             7            7
                                              ------       ------         -----
Adjusted Operating Expenses -
Continuing Operations                           104           106          126
Exceptional charge to operating
expenses                                          -            12           24
Share options                                    10            12            1
Goodwill amortisation                            23            23           24
                                              ------       ------         -----
Operating Expenses -
Continuing Operations                           137           153          175
                                              ======       =======        =====

Operating expenses include operating exceptional costs relating mainly to restructuring, charges relating to the amortisation of goodwill and costs relating to our share option schemes.

The share option costs are analysed separately as they are predominantly non-cash items. Details of the Company's share option schemes are set out in the Notes to the Non-statutory Accounts; Note 14c on page 43.

Three months ended 30 June 2004 compared to three months ended 31 March 2004

On a pro forma basis, after taking into account the impact of the cost reclassification described above, adjusted operating expenses incurred within our Ongoing Operations reduced by GBP3 million from GBP99 million in the three months ended 31 March 2004 to GBP96 million.

This was the result of further savings achieved in G&A and R&D, largely driven by headcount and associated cost reductions. We employed a total workforce of 12,135 at 30 June 2004 (including approximately 2,046 Outside Plant and Power employees) compared to a total workforce of 12,425 employees at 31 March 2004.

Additional G&A savings were generated through a reduction in insurance costs, while R&D also benefited from a reduced level of depreciation on development models. The slight increase in Sales & Marketing expenditure was due to severance payments and costs of onerous leases incurred in the normal course of business.

Operating  exceptional  costs of GBPnil in the three  months  ended 30 June 2004 comprised operational restructuring costs of GBP5 million offset by a GBP2 million net credit relating to the previously disclosed early settlement of the Telcordia litigation and a GBP3 million provision release relating to onerous lease commitments and other restructuring costs.

Share option costs in the three months ended 30 June 2004 amounted to GBP10 million, of which GBP1 million was allocated to R&D, GBP2 million to Sales & Marketing and GBP7 million to G&A expenses. This compared to GBP12 million in the three months ended 31 March 2004, which was allocated GBP1 million to R&D, GBP2 million to Sales & Marketing and GBP9 million to G&A.

Three months ended 30 June 2004 compared to three months ended 30 June 2003

On a pro forma basis, after taking into account the impact of the cost reclassification described above, we reduced adjusted operating expenses in our Ongoing Operations by approximately GBP23 million or 19 per cent from GBP119 million in the three months ended 30 June 2003 to GBP96 million.

The disposal of non-core mobile communications businesses, mainly UMTS, in the previous financial year accounted for approximately GBP5 million of this total reduction.

Significant cost savings were achieved across all areas of expenditure over the period as we implemented our operational restructuring plans. These were mainly driven by headcount reductions and efficiency improvement initiatives, which included the rationalisation, consolidation and closure of sites, R&D centres and sales offices worldwide.

Other factors contributing to the overall reduction in R&D expenditure included reduced depreciation due to lower levels of capital expenditure and the previously disclosed write-down of obsolete development and test models. Further G&A cost savings have been generated through reduced spend on insurance and professional fees.

It should also be noted that over the course of the last financial year, as we have completed new product launches, we have reduced the proportion of R&D expenditure for Optical Networks and BBRS in order to focus increased resource on our next generation multi-service access platforms - Access Hub and SoftSwitch - which we believe will offer us good medium-term growth prospects.

The table below sets forth an analysis of R&D expenditure for the three months ended 30 June 2004 and 30 June 2003 for Ongoing Operations, excluding R&D costs relating to non-core mobile communications businesses now disposed:


% of Adjusted R&D Expenditure                              Three months ended
                                                                 30 June
                                                               2004       2003
                                                                  %          %

Optical Networks                                                 43         44
Access Networks                                                  33         30
BBRS                                                             21         21
Network Services                                                  3          5
                                                           ---------   -------
                                                                100        100
                                                           =========   =======

We incurred no other operating expense or income during the three months ended 30 June 2004 compared to a net other operating expense of GBP3 million in the three months ended 30 June 2003. Other operating expense/income mainly comprises foreign exchange translation, receipts from bad debts, patents and royalty fees.

The significantly lower share option charge in the three months ended 30 June 2003 of GBP1 million compared to GBP10 million in the three months ended 30 June 2004 reflects the initial charge under the Marconi Corporation plc share option schemes, which became effective upon completion of our financial restructuring on 19 May 2003.


Operating Loss


                                                   Three months ended
GBP million                                  30 June     31 March      30 June
                                              2004         2004         2003
Optical and Access Networks (1)                 (8)          (5)         (33)
BBRS                                             8           12            9
Network Services (1)                             5           15           (6)
Central costs                                   (8)          (8)         (10)
Other                                            -            -           (5)
                                           --------      -------      -------

Adjusted operating profit/(loss) from
ongoing operations                              (3)          14          (45)
Outside Plant and Power                          1            6            2
                                           --------      -------      -------
Adjusted operating profit/(loss)                (2)          20          (43)
Operating exceptional items                      1          (12)         (19)
Share option costs                             (10)         (12)          (1)
Goodwill amortisation                          (23)         (23)         (24)
                                           --------      -------      -------
Operating loss - continuing
operations                                     (34)         (27)         (87)
                                           ========      ========     =======


Adjusted Operating Profit/(Loss)

Three months ended 30 June 2004 compared to three months ended 31 March 2004

We recorded a GBP2 million adjusted operating loss (before operating exceptional items, share option costs and goodwill amortisation) in Continuing Operations compared to an adjusted operating profit of GBP20 million in the previous quarter, with all businesses contributing to the lower performance.

In Optical and Access Networks, a reduction in operating expenses was more than offset by the lower level of gross profit generated during the quarter. This was mainly due to the lower production volumes described under Gross Profit above and led to a GBP3 million increase in adjusted operating loss from GBP5 million in the three months ended 31 March 2004 to GBP8 million in the quarter.

BBRS recorded an adjusted operating profit of GBP8 million compared to a GBP12 million adjusted operating profit in the previous quarter. This was primarily due to the lower level of gross profit generated on lower sales volumes as described under Gross Profit above.

The GBP10 million reduction in adjusted operating profit in Network Services, from GBP15 million in the three months ended 31 March 2004 to GBP5 million in the quarter, resulted from the lower level of contract cost adjustments on long-term service projects as described under Gross Profit above.

Adjusted operating profit in OPP decreased from GBP6 million in the three months ended 31 March 2004 to GBP1 million. This was primarily the result of a less favourable sales mix, which impacted OPP's gross profit performance in the quarter.

Central costs, which include all central function costs (e.g. the Board of Directors, executive management team, legal, finance, strategy, IT and communications) remained stable at GBP8 million.

Three months ended 30 June 2004 compared to three months ended 30 June 2003

The GBP2 million adjusted operating loss (before exceptional items, share option costs and goodwill amortisation) in Continuing Operations in the quarter was a significant improvement on the GBP43 million adjusted operating loss recorded in the corresponding quarter of the previous year.

The most marked improvement was recorded in Optical and Access Networks where the adjusted operating loss was reduced from GBP33 million in the three months ended 30 June 2003 to an adjusted operating loss of GBP8 million in the quarter. This was driven largely by our ongoing cost reduction and efficiency improvement actions in our European manufacturing and supply chain operations, including the benefit of our outsourcing arrangements, procurement initiatives and product cost reductions.

Adjusted operating profit in BBRS decreased slightly to GBP8 million (Q1 FY04 GBP9 million) due to the impact of foreign exchange rates.

In Network Services, we turned the adjusted operating loss of GBP6 million in the three months ended 30 June 2003 into an adjusted operating profit of GBP5 million in the quarter. This GBP11 million improvement was the result of cost savings generated through headcount reductions and efficiency and productivity improvements in our services field force, which increased gross profitability and reduced operating costs.

Central costs reduced by GBP2 million to GBP8 million (Q1 FY04 GBP10 million) as a result of headcount reductions and other cost savings in central functions, particularly HR, legal and finance.

Operating Exceptional Items
In the three months ended 30 June 2004, GBP1 million of operating exceptional items were credited to cost of sales, while a net GBPnil was charged to operating costs, as previously described on page 19. The net GBPnil charged to operating costs comprised GBP5 million of employee severance costs offset by a net GBP2 million credit due to settlement of the Telcordia litigation for a lower amount than originally expected and onerous property provisions releases and other restructuring costs of GBP3 million. This is a significant decrease from the net GBP12 million charged in the three months ended 31 March 2004 due to the phasing of headcount reduction plans.

Further details of operating exceptional items included in the profit and loss account in the three months ended 30 June 2004 and 2003 are set out in the Notes to the Non-statutory Accounts; Note 4a), page 37.

Goodwill Amortisation
Goodwill amortisation remained relatively constant at GBP23 million for the three months ended 30 June 2004 compared to the GBP23 million for the three months ended 31 March 2004 and GBP24 million for the three months ended 30 June 2003.

Other Financial Items - Group basis only

Joint Ventures and Associates
In the three months ended 30 June 2004, operating losses in respect of joint ventures and associates were GBPnil compared to GBP8 million for the three months ended 30 June 2003, following the disposal of Confirmant and Easynet in prior periods.

Non-Operating Exceptional Items
In the three months ended 30 June 2004, Non-Operating Exceptional Items of GBPnil were charged to the profit and loss account. In the three months ended 30 June 2003 a gain on disposal of GBP9 million was recorded for recognition of deferred consideration on the disposal of Strategic Communications and a pension settlement loss of GBP6 million regarding the GDA disposal.

Net Interest and Finance Expenditure
Net interest expense was GBP2 million in the three months ended 30 June 2004 compared to GBP4 million for the three months ended 30 June 2003 following further pay down of the Senior Notes in the previous quarter.

Net interest consisted of GBP5 million accrued on our Senior Notes (Q1 FY04 GBP11 million including GBP6 million for Junior Notes) and GBP1 million related to other debt (Q1 FY04 GBP1 million) partially offset by GBP3 million earned on cash deposits and GBP1 million of other interest received (Q1 FY04 GBP5 million). In the three months ended 30 June 2003 there was an additional release of accrued interest of GBP3 million following completion of the restructuring.

Net finance expenditure has reduced from GBP35 million for the three months ended 30 June 2003 to GBP3 million for the three months ended 30 June 2004 due to the restructuring of our debt completed in May 2003.

Taxation
For the three months ended 30 June 2004 the net tax credit was GBP3 million due to GBP5 million release of overprovision of taxation in respect of prior periods and GBP2 million current period charge.

Although the Group has significant tax losses as at 30 June 2004, we will incur ongoing tax cash costs where losses are unavailable to cover any historic tax audit adjustments and/or future taxable profits.

FINANCIAL CONDITION

Balance Sheet

Net Assets
At 30 June 2004, we had net assets of GBP324 million compared to GBP352 million at 31 March 2004. Net assets being sold with OPP amount to approximately GBP79 million of this total at 30 June 2004, including goodwill of GBP45 million and a pension deficit of GBP17 million.

The main factor contributing to the decrease in net assets during the three months ended 30 June 2004 was our operating loss, including share option costs and goodwill amortisation.

Goodwill
At 30 June 2004, the net book value of Group goodwill amounted to GBP413 million compared to a net book value at 31 March 2004 of GBP436 million. The reduction in the three months ended 30 June 2004 comprised amortisation for the period of GBP23 million (foreign exchange movement was GBPnil). Of the goodwill net book value at 30 June 2004, goodwill for Reltec (OPP) was GBP45 million. The remaining goodwill balance at 30 June 2004 related mainly to GPT, and businesses acquired from Nokia (Optical Networks) and Bosch (mainly Fixed Wireless Access).

Fixed Assets
As at 30 June 2004, we had tangible assets of GBP142 million compared to GBP148 million as at 31 March 2004. The reduction in tangible assets for the three months ended 30 June 2004 was mainly due to depreciation of GBP11 million offset by capital expenditure of GBP5 million.

Investments
As at 30 June and 31 March 2004, we had fixed asset investments, including our share of interests in joint ventures and associates of GBP9 million. This relates primarily to our investments in associated companies.

Working Capital
The table below sets forth our working capital ratios:


                                    30 June         31 March        30 June
Ratio                                  2004             2004           2003
Stock Turns - Group                     5.6              6.1            5.3

Debtor Days - Group                      67               60             90

Creditor Days - Group                    67               53             61

Stock
Net stocks and contracts in progress were GBP171 million at 30 June 2004 compared to GBP174 million at 31 March 2004. Net stock turns decreased during the period from 6.1 at 31 March 2004 to 5.6 at 30 June 2004 as a result of the lower production volumes in our own facilities. The GBP15 million decrease in stock provisions to GBP233 million at 30 June 2004 resulted mainly from the utilisation of provisions on scrapping of obsolete inventory.

Debtors
Net debtors amounted to GBP359 million at 30 June 2004, a GBP34 million reduction from GBP393 million at 31 March 2004.

We have increased net trade debtor days from 60 at 31 March 2004 to 67 at 30 June 2004. The increase relates to the reversal of the short-term benefits in the three months ended 31 March 2004 following the previously disclosed early receipts from a European customer (increase of 4 days) and the change in mix of debtors with a lower proportion of NA debtors where terms are shorter.

Other debtors and prepayments amounted to GBP64 million at 30 June 2004 and GBP63 million at 31 March 2004. Increased prepayments due to annual insurance premiums were partially offset by the receipt of grants in Italy.

Creditors
Trade creditors, other creditors, accruals and payments received in advance (excluding current taxation) amounted to GBP427 million at 30 June 2004 compared to GBP453 million at 31 March 2004.

Trade creditors have increased in the quarter from GBP155 million at 31 March 2004 to GBP167 million at 30 June 2004. Creditor days have risen by 14 days, particularly in territories with longer payment terms and totalled 67 days at 30 June 2004.

Other creditors, accruals and payments received in advance amounted to GBP260 million at 30 June 2004, a reduction of GBP38 million compared to GBP298 million at 31 March 2004. The reduction in the quarter is mainly due to the payment of all employee bonus accruals of GBP16 million and the trading of GBP7 million of contract cost.

Provisions
Provisions for liabilities and charges stood at GBP184 million at 30 June 2004, including GBP30 million of restructuring provisions, compared to GBP219 million at 31 March 2004. The decrease of GBP35 million in the three months ended 30 June 2004 was due to a net utilisation of GBP11 million for restructuring, GBP10 million for warranties and contracts, the settlement of Telcordia litigation for GBP12 million and net utilisation of litigation and other provisions of GBP2 million.

Pensions and other retirement benefits
In accordance with our accounting policies, we have not updated the actuarial assessment performed at 31 March 2004. Consequently, our pension scheme deficit at 30 June 2004 remained unchanged at GBP246 million. Service costs, plan contributions, benefit payments and net finance costs have been recognised in the quarter in accordance with the actuarial assumptions set at 31 March 2004.

Of the total Group pension scheme deficit of GBP246 million at 30 June 2004, an estimated GBP17 million relates to pension and post-retirement medical plans, which will be assumed in full by the purchaser of the business under the terms of the OPP sale agreement.

LIQUIDITY AND CAPITAL RESOURCES


                                                      30 June         31 March
GBP million                                              2004             2004

US $ denominated Senior Notes (1)                        (245)            (265)
Other bilateral and bank debt                             (40)             (40)
                                                      --------          -------

Gross financial indebtedness                             (285)            (305)
Cash and liquid resources                                 473              519
                                                      --------          -------
Net cash                                                  188              214
                                                      ========          =======


(1) US$717 million upon issue in May 2003 reduced to approximately US$445 million at 30 June 2004

The GBP20 million reduction in gross financial indebtedness during the three months to 30 June 2004 resulted from partial mandatory redemptions at 110 per cent of par value and market repurchases of the Group's Senior Notes (GBP23 million) partially offset by the impact of foreign exchange translation (GBP3 million).

As previously announced, we will use the total cash proceeds from the disposal of OPP (US$375 million or approximately GBP207 million) to fund a further mandatory redemption of the Senior Notes at 110 per cent of par value.

At 30 June 2004, the Group's cash and liquid resources totalled GBP473 million (31 March 2004 GBP519 million). Of this amount, GBP114 million represented amounts classified as restricted cash, and GBP359 million represented free cash available to the Group. The reduction of GBP46 million since 31 March 2004 was after taking the benefit of GBP4 million foreign exchange translation.

Cash Flow


                                                            Three months ended
GBP million                                                          30 June
                                                               2004       2003

Group operating cash flow before exceptional items               14         32
Exceptional operating cash flow (before financial               (26)       (36)
restructuring payments)
                                                             -------     ------
Group operating cash flow (after exceptional
items and before financial restructuring payments)              (12)        (4)
Returns on investments and servicing of finance                  (5)         4
Tax                                                              (2)        (2)
Capital expenditure and financial investment                     (4)        22
Acquisition and disposals                                        (4)        (6)
                                                             -------     ------
Group cash flow before financial restructuring,
use of liquid resources, and financing                          (27)        14
Exceptionals - payment to ESOP creditors                          -        (35)
                                                             -------     ------
Group cash flow before use of liquid resources,
and financing                                                   (27)       (21)
Management of liquid resources                                   11         14
Cash element of Scheme consideration                              -       (340)
Other net cash outflow from financing                           (23)        (1)
                                                             -------     ------
Decrease in cash and net bank balances
repayable on demand                                             (39)      (348)
                                                             =======     ======


Cash Flow for the three months ended 30 June 2004

During the quarter we generated positive operating cash flow of GBP14 million before a GBP26 million exceptional operating cash outflow.

A GBP7 million contribution from working capital was the main driver of the operating cash inflow (before exceptional items) and this in turn was largely the result of a high level of cash receipts following strong sales in the previous quarter.

The GBP26 million exceptional operating cash outflow included the GBP12 million payment to Telcordia in full and final settlement of previously disclosed lawsuits. The GBP14 million balance was incurred in relation to our operational restructuring to cover severance payments, site closure costs and onerous property lease commitments. We expect to incur a further GBP21 million cash costs in relation to our previously announced operational restructuring during the current financial year, in line with the guidance we provided in May 2004.

We paid GBP6 million interest during the quarter, including the GBP5 million coupon payment on our Senior Notes. In addition, we paid GBP3 million of financing charges relating to the 10 per cent premium due on the redemption of the Senior Notes. After interest received of GBP4 million, net returns on investments and servicing of finance amounted to a GBP5 million outflow in the quarter. This compared to a GBP4 million inflow in the first quarter of the previous financial year, when we had ceased making interest payments on our syndicate bank and bond debt pending completion of the financial restructuring.

We paid GBP2 million net tax in the quarter.

Net capital expenditure and financial investment amounted to a GBP4 million outflow, with disposal proceeds of GBP1 million partially offsetting gross capital expenditure of GBP5 million. Our gross capital expenditure is focused on development models and test equipment in support of customer trials. The GBP22 million inflow during the first quarter of the previous year resulted mainly from the IT outsourcing deal with CSC (GBP26 million) and other fixed asset disposals (GBP2 million) offset by capital expenditure (GBP6 million outflow).

The GBP4 million cash outflow recorded under acquisitions and disposals related primarily to fees paid in relation to the disposal of our North American Access business, which we completed in the previous quarter.

Overall, we recorded a cash outflow of GBP27 million before the impact of the repayment of financing and management of liquid resources. In addition, during the quarter, we repaid a further GBP23 million of our Senior Notes (as described on page 24 above). After this repayment and a GBP11 million inflow from management of liquid resources, mainly as a result of releases in collateral against performance bonding facilities, our total cash outflow for the quarter was GBP39 million. This, with a GBP3 million favourable exchange rate effect, resulted in our cash and bank balances repayable on demand decreasing by GBP36 million in the quarter to GBP370 million.


Cash Flow for the three months ended 30 June 2003

Group cash flows were dominated by the impact of the financial restructuring.

Excluding the impact of the financial restructuring, and before cash flows relating to financing and management of liquid resources we recorded a cash inflow of GBP32 million (before exceptional items of GBP36 million).

After the GBP35 million settlement payment to the Group's ESOP derivative banks the Group incurred a cash outflow before management of liquid resources of GBP21 million for the three months to 30 June 2003.

After the GBP340 million cash distribution to the creditors upon completion of the financial restructuring and a GBP14 million movement in bank deposits and a GBP1 million outflow from financing, the Group recorded a GBP348 million decrease in cash and net bank balances repayable on demand.

RISK MANAGEMENT
An update on the position with respect to the risks outlined in the Operating and Financial Review for the three months ended 31 March 2004 is provided below.

Liquidity Risk
At 30 June 2004, our cash and liquid resources totalled GBP473 million compared with GBP519 million at 31 March 2004. Of this total, GBP114 million is restricted cash, and GBP359 million represented free cash available to us at 30 June 2004, see note 11 on page 41 for further details.

The following table sets out the breakdown of these restricted cash balances at 30 June and 31 March 2004:

GBP million                                               30 June     31 March
                                                             2004         2004
Performance Bonds:
Cash collateral on new performance bonding facility            35           35
Cash collateral on performance bonds and guarantees            42           50
                                                           -------      ------
Total cash collateralised against performance bonds            77           85
Captive insurance company                                      19           18
Collateral on secured loans in Italy                           11           11
Mandatory Redemption Escrow Account (MREA)                      7           10
                                                           -------      ------
Total Restricted Cash                                         114          124
                                                           =======      ======


As at 30 June 2004, we had Senior Notes outstanding of GBP245 million (denominated in US Dollars), that bear interest at the rate of 8 per cent per annum. Other bilateral debt of GBP40 million (denominated in more than one currency) bears interest at an average of 5 per cent per annum.

During the three months ended 30 June 2004, we were able to release approximately GBP8 million from cash collateral related to performance bonds issued prior to completion of the financial restructuring. All releases of cash collateral are transferred to the MREA.

In addition, the balance on the MREA at 31 March 2004 of GBP10 million was reduced to GBPnil as a result of the redemption of Senior Notes on 22 April 2004, and the balance outstanding at 30 June 2004 of GBP7 million will be reduced to GBPnil on completion of the disposal of OPP as described above.

Financial Instruments
Under the terms of the Senior Notes, the Group is permitted to use foreign exchange forwards and options to hedge trade receivables and payables, or exposures arising from the Senior Notes. No other derivatives are permitted. During the three months ended 30 June 2004, the Group entered into no new financial instruments, and no financial instruments were outstanding as at 30 June 2004.

The main risks faced by the Group in the financial markets are liquidity risk, interest rate risk, foreign currency risk and counterparty risk. The Company's Board reviews and agrees policies for managing each of these. These policies are subject to the restrictions placed upon the Group by the terms of the Senior Notes.

Interest Rate Risk
At 30 June 2004, 95 per cent of our borrowings were at fixed rates of interest. Consequently, our exposure to interest rates will be limited to changes in the interest rates earned on our short-term bank deposits. Under the terms of the Senior Notes, no hedging of this risk is permitted.

During the three months ended 30 June 2004, a 1 per cent increase in interest rates would have led to a GBP1 million increase in interest income in the quarter, and no significant impact on interest expense.

Foreign Exchange Risk
We are exposed to movements in foreign exchange rates against Sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. Our main trading currencies are the US Dollar, Sterling and the Euro.

The majority of our debt (GBP245 million or 86 per cent as at 30 June 2004) is denominated in US Dollars. It is our policy to take this US Dollar exposure into account when determining the appropriate currency mix of the Group's cash balances.

At 30 June 2004, GBP210 million of our cash balances were denominated in US Dollars (GBP262 million as at 31 March 2004), GBP127 million were in Sterling (GBP111 million as at 31 March 2004), GBP99 million in Euros (GBP110 million as at 31 March 2004), and the balance of GBP37 million (GBP36 million as at 31 March 2004) in other currencies.

At 30 June 2004, we held approximately Euro 66 million (GBP44 million) of cash denominated in Euro within the UK, as collateral against bonding facilities and to meet potential cash requirements in the Euro zone. Since this cash is designated for Euro-denominated cash flow requirements, this cash is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into Sterling are taken to net finance income/(expense).

Exchange Rate Sensitivity
As discussed on page 8, our sales and profitability are sensitive to exchange rate fluctuations.

Customer Finance Commitments
We have not issued any new customer finance commitments during the three months ended 30 June 2004, and will not require cash resources to fund these activities in the foreseeable future.

Contract Bonding Facilities
Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had a total of GBP141 million of bonds outstanding at 30 June 2004 with banks and insurance companies worldwide (GBP141 million at 31 March 2004).

We have a committed super-priority bonding facility for a total of GBP50 million of bonding, of which GBP18 million was outstanding at 30 June 2004. The bonding facility allows Marconi Bonding Limited, a Group subsidiary, to procure a total of GBP50 million of performance bonding. These bonds will be fully collateralised, with 50 per cent of the collateral being placed at the time of issuance of the bond (GBP10 million at 30 June and 31 March 2004) and 50 per cent being rolled over from releases of collateral on existing bonds (maximum GBP25 million deposited prior to 31 March 2004). All collateral relating to bonds issued on behalf of companies previously disposed by Marconi has now been released. A maturity profile of all bonds and guarantees outstanding at 30 June and 31 March 2004 is set out below:

GBP million                      Bonds outstanding           Bonds outstanding
Expiring 31 March                  at 30 June 2004            at 31 March 2004

2005 or earlier                                 47                          51
2006                                            14                           8
2007                                            58                          58
Thereafter                                      16                          17
No expiry date                                   6                           7
                                       ------------                -----------

Total                                          141                         141
                                       ============                ===========

A number of our performance bond arrangements carry rights for the issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. At 30 June 2004 there was GBP77 million of cash collateral held against outstanding performance bonds. We estimate that at 30 June 2004, performance bond providers had varying conditional or unconditional rights to call for further cash collateral of up to GBP70 million in respect of wholly or partially uncollateralised bonds.


GROUP NON-STATUTORY ACCOUNTS

CONSOLIDATED PROFIT AND LOSS ACCOUNT


                                                           3 months to 30 June
GBP million                                           Note      2004      2003

Turnover
                                                            --------  --------
Continuing operations                                    3       339       342
Discontinued operations                                  3         -        25
                                                            --------  --------
Group                                                    2       339       367

Operating Loss
Group operating loss
                                                            --------  --------
Excluding goodwill amortisation and exceptional items            (12)      (43)
Goodwill amortisation                                            (23)      (25)
Operating exceptional items                             4a         1       (19)
                                                            --------  --------
                                                         3       (34)      (87)
                                                            --------  --------
Continuing operations                                            (34)      (87)
Discontinued operations                                            -         -
                                                            --------  --------
                                                         3       (34)      (87)

Share of operating loss of joint ventures                          -         -

Share of operating loss of associates
                                                            --------  --------
Excluding goodwill amortisation and exceptional items              -        (5)
Goodwill amortisation                                              -        (3)
                                                            --------  --------
                                                                   -        (8)

Total operating loss                                     2       (34)      (95)

Non-operating exceptional items
                                                            --------  --------
Gain on disposal of discontinued operations             4b         -         9
Loss on disposal of investments in continuing           4b         -        (6)
operations
                                                            --------  --------

                                                                   -         3
Amounts revalued/(written off) investments              4c         -         1
Gain on waiver of balance payable to M (2003) plc       4d         -        25
group

Net interest payable                                     5        (2)       (4)
Net finance expenditure                                  6        (3)      (35)

Loss on ordinary activities before taxation
                                                            --------  --------
Excluding goodwill amortisation and exceptional items            (17)      (87)
Goodwill amortisation and exceptional items                      (22)      (18)
                                                            --------  --------
                                                                 (39)     (105)
Tax credit/(charge) on loss on ordinary activities
Excluding tax on goodwill amortisation and
exceptional                                                 --------  --------
items                                                              3        (3)
Exceptional tax credit                                             -        20
                                                            --------  --------
                                                        7a         3        17

Loss on ordinary activities after taxation                       (36)      (88)
Equity minority interests                                          -         -

Loss on ordinary activities attributable to equity
shareholders and retained loss for the period                    (36)      (88)

Basic and diluted loss per share                         8     (18.0p)   (22.2p)
Basic adjusted loss per share                            8      (7.0p)   (11.1p)


CONSOLIDATED BALANCE SHEET

                                                            30 June   31 March
GBP million                                          Note      2004       2004

Fixed assets
Goodwill                                                        413        436
Tangible assets                                                 142        148
Investments                                                       9          9
                                                            --------  --------
                                                                564        593
Current assets
Stocks and contracts in progress                        9       171        174
Debtors: amounts falling due within one year           10       355        388
Debtors: amounts falling due after more than one       10         4          5
year
Cash at bank and in hand                               11       473        519
                                                            --------  --------
                                                              1,003      1,086

Creditors: amounts falling due within one year         12      (542)      (577)
                                                            --------  --------
Net current assets                                              461        509
Total assets less current liabilities                         1,025      1,102

Creditors: amounts falling due after more than one
year                                                   12      (271)      (285)
Provisions for liabilities and charges                 13      (184)      (219)
                                                            --------  --------
Net assets before retirement benefit deficits                   570        598

Retirement benefit scheme deficits                             (246)      (246)
                                                            --------  --------
Net assets after retirement benefit deficits                    324        352
                                                            ========  ========
Capital and reserves
Called-up share capital                               14a        50         50
Shares to be issued                                    15        32         25
Share premium account                                  15         1          -
Capital reserve                                        15         9          9
Capital reduction reserve                              15       241        283
Profit and loss account                                15       (10)       (17)
                                                            --------  --------
Equity shareholders' interests                                  323        350
Equity minority interests                                         1          2
                                                            --------  --------
                                                                324        352
                                                            ========  ========


CONSOLIDATED CASH FLOW STATEMENT

                                                           3 months to 30 June
GBP million                                           Note      2004      2003

Net cash inflow from operating activities before      16a         14        32
exceptional items
Exceptional cash outflows from operating activities   4e         (26)      (71)
Net cash (outflow)/inflow from operating activities
after exceptional items
                                                              --------  --------
Continuing operations                                            (12)      (45)
Discontinued operations                                            -         6
                                                              --------  --------
                                                                 (12)      (39)

Returns on investments and servicing of finance       16b         (5)        4
Tax paid                                              16c         (2)       (2)
Capital expenditure and financial investment          16d         (4)       22
Acquisitions and disposals                            16e         (4)       (6)
                                                              --------  --------
Cash outflow before use of liquid resources and
financing                                                        (27)      (21)

Net cash inflow from management of liquid resources   16f         11        14
Cash element of Scheme consideration                  16g          -      (340)
Other net cash outflow from financing                 16g        (23)       (1)
                                                              --------  --------
Decrease in cash and net bank balances repayable
on demand                                                        (39)     (348)
                                                              ========  ========


RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN
NET MONETARY FUNDS/(DEBT)

                                                           3 months to 30 June
GBP million                                          Note     2004        2003

Decrease in cash and net bank balances repayable on            (39)       (348)
demand
Net cash inflow from management of liquid resources            (11)        (14)
Net cash outflow from decrease in debt and lease                23           1
financing
                                                              --------  --------
Change in net monetary funds/(debt) resulting from
cash flows                                                     (27)       (361)

Other non-cash changes                                           -       3,956
Effect of foreign exchange rate changes                          1          27
                                                              --------  --------
Movement in net monetary funds/(debt) in the period            (26)      3,622

Net monetary funds/(debt) at start of period                   214      (3,617)
                                                              --------  --------
Net monetary funds at end of period                    17      188           5
                                                              ========  ========


CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                           3 months to 30 June
GBP million                                                    2004       2003

Loss on ordinary activities attributable to the
shareholders
                                                             --------   --------
Group                                                           (36)       (80)
Share of joint ventures                                           -          -
Share of associates                                               -         (8)
                                                             --------   --------
                                                                (36)       (88)
Exchange differences on translation                               -          3
                                                             --------   --------
Total recognised gains and losses                               (36)       (85)
                                                              ========  ========


RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS


                                                           3 months to 30 June
GBP million                                                2004           2003

Total recognised gains and losses                           (36)           (85)
Shares to be issued                                           8              1
New share capital and share premium                           1          3,720
                                                          --------    --------
Total movement in the period                                (27)         3,636
Equity shareholders' interests at start of period           350         (3,335)
                                                          --------    --------
Equity shareholders' interests at end of period             323            301
                                                          ========    ========


NOTES TO THE NON-STATUTORY ACCOUNTS


1. ACCOUNTING POLICIES

Financial information in the non-statutory accounts is presented on a consistent basis with the UK accounting policies of Marconi Corporation plc, as set out in the Annual Report and Accounts for the year to 31 March 2004 other than for pensions and other retirement benefits discussed below. The unaudited results for the period should therefore be read in conjunction with the Marconi Corporation plc 2004 Annual Report and Accounts.

The financial information does not comprise statutory accounts for the purposes of Section 240 of the Companies Act 1985 and has not been audited. The balance sheet information at 31 March 2004 has been extracted from the Annual Report and Accounts of Marconi Corporation plc for the year then ended. These accounts will be delivered to the Registrar of Companies following the Company's Annual General Meeting. The audit report on those accounts was unqualified and did not contain a statement under Section 237 (2) or (3) of the Companies Act 1985.

Pensions and other retirement benefits
The last actuarial assessment of the Group's defined benefit pension scheme liabilities and valuation of pension assets was performed at 31 March 2004 and has not been updated for the 3 months to 30 June 2004. As no changes have been made to assumptions, no adjustments have been made through the consolidated statement of total recognised gains and losses. In the 3 months to 30 June 2004, the Group has recognised the service cost, plan contributions, benefit payments and net finance costs in accordance with the actuarial assumptions published for the year to 31 March 2004.

Currency translation
Transactions denominated in foreign currencies are translated into the functional currency at the rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates prevailing at that date. These translation differences are dealt with in the profit and loss account with the exception of certain gains and losses arising under hedging transactions in prior periods.

Profits and losses of overseas subsidiaries, joint ventures and associates and cash flows of overseas subsidiaries are translated at the average rates of exchange during the period. Non-Sterling net assets are translated at year-end rates of exchange. Key rates used are as follows:

                                     Average rates            Period-end rates
                               3 months to 30 June      30 June       31 March
                            2004              2003         2004           2004

US Dollar                 1.8066            1.6288       1.8135         1.8379

Euro                      1.4904            1.4206       1.4906         1.4956

The differences arising from the restatement of profits and losses and the retranslation of the opening net liabilities to period-end rates are taken to reserves.


2. SEGMENTAL ANALYSIS

Analysis of results and net assets by class of business


                             Operating                           Operating net
                           (loss)/profit     Turnover          assets/(liabilities)

                         3 months to 30 June  3 months to 30 June     30 June 31 March
GBP million                   2004      2003       2004      2003      2004       2004

Optical and Access Networks    (8)      (33)        137       141       116         71
Network Services                5        (6)        114       107
BBRS                            8         9          38        43        14         (5)
Outside Plant and Power         1         2          50        51        48         43
Other                           -        (5)          -         -         -          -
Central costs                 (18)      (11)          -         -      (116)       (66)
                           -------     -----       -----      -----    -----     ------
Continuing operations         (12)      (44)        339       342        62         43
Discontinued operations         -         1           -        25         -          -
                           -------     -----       -----      -----    -----     ------
                              (12)      (43)        339       367        62         43

Goodwill amortisation         (23)      (25)
Operating exceptional items     1       (19)
                           -------     -----
Group operating loss          (34)      (87)
Joint ventures                  -         -
Associates                      -        (8)
                           -------     -----
Total operating loss          (34)      (95)
                           =======     =====

The operating net assets of Optical and Access Networks and Network Services cannot be separately identified as the same assets are generally used to generate sales in each of these segments. The results of these segments are separately reportable. Other consists of previous non-core businesses sold in the year to 31 March 2004. Central costs include GBP10 million of share option and related payroll costs (2003: GBP1 million).

Operating net assets/(liabilities) include tangible fixed assets, stocks, debtors, creditors (excluding borrowings and taxation) and provisions for liabilities and charges.

Analysis of operating (loss)/profit (before goodwill amortisation and operating exceptional items), turnover and operating net assets/(liabilities) by territory of origin


                            Operating
                           (loss)/profit         Turnover        Operating net
                           3 months to         3 months to   assets/(liabilities)
                              30 June             30 June     30 June    31 March
GBP million                 2004    2003       2004   2003       2004        2004

UK (incl. central costs)      (9)    (13)       122    121        (47)        (30)
Other EMEA                    (7)    (27)       109    102         58          56
North America                  8       1         85    116         61          27
CALA                           -       1         12      9         (3)         (5)
APAC                          (4)     (5)        11     19         (7)         (5)
                            ------  -----      -----   ----       ----        ----
                             (12)    (43)       339    367         62          43
                            ======  =====      =====   ====       ====        ====

Separate components of goodwill are identified and amortised over the appropriate useful economic life. The remaining goodwill on the balance sheet will be amortised over an average period of approximately 4 years. It is not practical to disclose goodwill amortisation on a segmental basis as any allocation would be arbitrary.

Sales by Group companies to joint ventures and associates amounted to GBP6 million (2003: GBP8 million). Purchases from joint ventures and associates amounted to GBP1 million (2003: GBPnil).

2.       SEGMENTAL ANALYSIS (continued)

Analysis of turnover by class of business


                                     To customers in the         To customers
GBP million                              United Kingdom              overseas
3 months to 30 June                         2004       2003       2004    2003

Optical and Access Networks                   41         34         96     107
Network Services                              67         77         47      30
BBRS                                           1          -         37      43
Outside Plant and Power                        -          -         50      51
                                        ---------    -------     ------   -----

Continuing operations                        109        111        230     231
Discontinued operations                        -          -          -      25
                                        ---------    -------     ------   -----
                                             109        111        230     256
                                        =========    =======     ======   =====

Analysis of turnover by territory of destination
GBP million
3 months to 30 June                                      2004             2003

United Kingdom                                            109              111
Other EMEA                                                115              109
North America                                              83              111
CALA                                                       14                9
APAC                                                       18               27
                                                      -------            -----
                                                          339              367
                                                      ========           =====

Analysis of operating exceptional items by class of business
GBP million
3 months to 30 June                                               2004   2003

Optical and Access Networks                                         (3)    (4)
Network Services                                                     -      -
BBRS                                                                 4      -
Outside Plant and Power                                              -     (2)
Central costs                                                        -    (13)
                                                                    ---  -----
Continuing operations                                                1    (19)
Discontinued operations                                              -      -
                                                                    ---  -----
                                                                     1    (19)
                                                                    ===  =====

Analysis of operating exceptional items by territory
GBP million
3 months to 30 June                                      2004             2003

United Kingdom                                              -              (21)
Other EMEA                                                 (2)               4
North America                                               3               (2)
CALA                                                        -                -
APAC                                                        -                -
                                                          ---            -----
                                                            1              (19)
                                                          ===            =====


Further details on operating exceptional items are shown in note 4a).


3. GROUP OPERATING LOSS


                                                          Operating
GBP million                                              exceptional
3 months to 30 June 2004     Continuing   Discontinued         items     Total

Turnover                            339              -             -       339
Cost of sales                      (237)             -             1      (236)
                                ---------     ----------     --------- ---------
Gross profit                        102              -             1       103

Selling and distribution            (40)             -             -       (40)
expenses                        ---------     ----------     --------- ---------
Administrative expenses -           (26)             -             -       (26)
other
Research and development            (48)             -             -       (48)
Goodwill amortisation               (23)             -             -       (23)
                                ---------     ----------     --------- ---------

Administrative expenses -           (97)             -             -       (97)
total
Other operating income                -              -             -         -
                                ---------     ----------     --------- ---------
Operating loss                      (35)             -             1       (34)
                                =========     ==========     ========= =========

                                                            Operating
GBP million                                               exceptional
3 months to 30 June 2003     Continuing   Discontinued          items    Total

Turnover                            342             25             -       367
Cost of sales                      (265)           (19)            5      (279)
                                ---------     ----------     --------- ---------
Gross profit                         77              6             5        88

Selling and distribution            (49)            (2)            -       (51)
expenses                        ---------     ----------     --------- ---------
Administrative expenses -           (23)             -           (24)      (47)
other
Research and development            (52)            (3)            -       (55)
Goodwill amortisation               (24)            (1)            -       (25)
                                ---------     ----------     --------- ---------

Administrative expenses -           (99)            (4)          (24)     (127)
total
Other operating income                3              -             -         3
                                ---------     ----------     --------- ---------
Operating loss                      (68)             -           (19)      (87)
                                =========     ==========     ========= =========

In the three months to 30 June 2004, share option and related payroll costs of GBP10 million (2003: GBP1 million) are included within selling and distribution expenses, administrative expenses and research and development.
All operating exceptional items, charged to operating expenses relate to continuing operations, these are shown in further detail in Note 4a).
The Group disposed of its North American Access business during the year to 31 March 2004, this activity is shown as Discontinued in the note above.

4. EXCEPTIONAL ITEMS
   These items have been analysed as follows:

a) Operating exceptional items


GBP million
3 months to 30 June                                             2004      2003

Restructuring credits - included in cost of sales    (i)           1         5
                                                             --------   ------
Restructuring costs                                  (ii)         (2)      (28)
Decrease in provision for litigation settlement      (iii)         2         -
Releases in respect of doubtful debts                (iv)          -         4
                                                             --------   ------
Included in administrative expenses                                -       (24)
                                                             --------   ------
Group operating exceptional items                                  1       (19)
                                                             ========   ======

i) In the 3 months to 30 June 2004, GBP1 million was received for stock, previously fully provided for through an exceptional charge, and subsequently utilised by Jabil Circuit, Inc. In the three months to 30 June 2003 GBP5 million was credited to restructuring costs, this mostly related to release of liability provisions held against the outsourcing of certain manufacturing operations to Jabil.

ii) As part of the Group's cost reduction actions, a net charge of GBP2 million (2003: GBP28 million) was recorded during the 3 months to 30 June 2004. This includes GBP5 million for employee severance (2003: GBP9 million) and a net GBP3 million credit (2003: GBP6 million charge) for site rationalisation and other restructuring costs. The site rationalisation costs reflect charges associated with the closure and consolidation of various sites around the world as part of the business restructuring. In the 3 months to 30 June 2003 GBP13 million was also charged relating to the costs of the financial restructuring.

iii) In Part X, section 15.4 of our listing particulars we made disclosure of the lawsuit file by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia. A settlement agreement in which we agreed to make a one-time payment of $21 million (approximately GBP12 million) to Telcordia was signed on 24 June 2004 in exchange for a license to Telcordia's ATM patent portfolio and as full and final settlement of all outstanding claims. As a consequence of settling this claim, we have made an exceptional release of GBP2 million of excess provision to our operating results in the three months to 30 June 2004.

iv) In light of the declining market and economic trends the Group experienced during the year to 31 March 2002, an exceptional provision against bad and doubtful debts was charged. Of this amount, GBP4 million was reassessed and released to the profit and loss account in the 3 months to 30 June 2003.

b) Non-operating exceptional items

GBP million
3 months to 30 June                                              2004     2003

Gain on disposal of discontinued operations                         -        9
Loss on disposal of investments in continuing operations            -       (6)
                                                                ------    -----

Included in non-operating exceptional items                         -        3
                                                                ======    =====

In the 3 months to 30 June 2003, the gain on disposal of discontinued operations of GBP9 million reflects deferred consideration on the disposal of Strategic Communications in the year to 31 March 2003. A GBP6 million pension settlement loss on the disposal of GDA was also recognised in this period.

c) Amounts revalued/(written off) investments
The change in value of the Group's investments is accounted for in line with the Group accounting policy whereby listed investments are marked to their market value at the end of each reporting period and unlisted investments are held at the lower of cost and recoverable value.

d) Gain on waiver of balance payable to M (2003) plc
As part of the restructuring, Marconi Corporation plc and its subsidiaries entered into an agreement with M (2003) plc and its direct subsidiaries to reassign and waive balances between the M (2003) plc group and the Marconi Corporation plc group. At 31 March 2003, Marconi Corporation plc provided for amounts due to it from M (2003) plc and its direct subsidiaries which are no longer considered to be recoverable. The gain of GBP25 million arose from a direct subsidiary of M (2003) plc waiving payment of the balance on 19 May 2003.

e) Exceptional cash flows


GBP million
3 months to 30 June                                              2004     2003

Operating
Restructuring costs                                               (14)     (35)
Litigation settlement                                             (12)       -
ESOP settlement                                                     -      (35)
                                                               -------  -------
Continuing                                                        (26)     (70)
Discontinued - Restructuring costs                                  -       (1)
                                                               -------  -------
                                                                  (26)     (71)
                                                               =======  =======
Non-operating and financing
Scheme consideration                                                -     (340)
Disposal of tangible fixed assets                                   -       26
Net costs on disposal of interests in subsidiary companies         (4)       -
Investments in subsidiary companies                                 -       (6)
                                                               -------  -------
                                                                   (4)    (320)
                                                               =======  =======


5. NET INTEREST PAYABLE

GBP million
3 months to 30 June                                                2004   2003

Interest receivable
Loans and deposits                                                    3      5
Other                                                                 1      -
                                                                 -------  ------
                                                                      4      5
Interest payable
Bank loans, loan notes and overdrafts (2003: less interest accrual   (6)    (9)
release of GBP3 million)
                                                                 -------  ------
Net interest payable                                                 (2)    (4)
                                                                 =======  ======


6. NET FINANCE EXPENDITURE

GBP million
3 months to 30 June                                              2004     2003

Finance expenditure
Interest on pension scheme liabilities                            (36)     (36)
Premium on redemption of Senior Notes                              (3)       -
Exceptional write off of capitalised losses on swaps                -      (46)
                                                                -------  ------
                                                                  (39)     (82)
Finance income
Expected return on pension scheme assets                           36       35
Net gain on cash and unhedged foreign exchange borrowings           -       12
                                                                -------  ------
                                                                   36       47
                                                                -------  ------
Net finance expenditure                                            (3)     (35)
                                                                =======  ======


7. TAX

a) Tax credit on loss on ordinary activities

GBP million
3 months to 30 June                                              2004     2003

Current taxation
Corporation tax 30 per cent (2003: 30 per cent)                     -        -
UK overprovision in respect of prior years                          -      (20)
Overseas tax                                                        2        3
Overseas tax overprovision in respect of prior years               (5)       -
                                                                -------  ------
Total                                                              (3)     (17)
                                                                =======  ======

In the 3 months to 30 June 2003, a non-operating exceptional net tax credit of GBP20 million arose due to the release of tax provisions in respect of prior years following the Marconi Corporation plc Scheme of Arrangement.

b) Factors that may affect future tax charges
Deferred tax assets have not been recognised in respect of operating losses, pension scheme deficits, and exceptional expenditure as the Group is not sufficiently certain that it will be able to recover those assets within a relatively short period of time.


8. LOSS PER SHARE

Basic and diluted loss per share is calculated by reference to a weighted average of 200.3 million ordinary shares (2003: 396.9 million ordinary shares) in issue during the period.

The effect of share options is anti-dilutive for each period presented and has therefore been excluded from the calculation of diluted weighted average number of shares.

An adjusted basic loss per share has been presented in order to highlight the underlying performance of the Group, and is calculated as set out in the table below.


3 months to 30 June                         2004                  2003
                                                Loss per              Loss per
                                         Loss      share       Loss      share
                                    GBP million      Pence  GBP million  Pence

Loss and basic loss per share             (36)     (18.0)       (88)     (22.2)
Operating exceptional items
Restructuring costs included in cost
of sales                                   (1)      (0.5)        (5)      (1.3)
Restructuring costs                         2        1.0         28        7.1
Decrease in provision for litigation
settlement                                 (2)      (1.0)         -          -
Releases in respect of doubtful             -          -         (4)      (1.0)
debts
Non-operating exceptional items
Gain on disposal of discontinued
operations                                  -          -         (9)      (2.3)
Loss on disposal of investments in
continuing operations                       -          -          6        1.5
Amounts (revalued)/written off
investments                                 -          -         (1)      (0.3)
Gain on waiver of balance payable to
M (2003) plc group                          -          -        (25)      (6.3)
Goodwill amortisation                      23       11.5         28        7.1
Write off of capitalised losses on
swaps                                       -          -         46       11.6
Exceptional tax credit                      -          -        (20)      (5.0)
                                         ------     ------    ------    -------

Loss and adjusted loss per share          (14)      (7.0)       (44)     (11.1)
                                         ======     ======    =======   =======


9.   STOCKS AND CONTRACTS IN PROGRESS

GBP million                                            30 June        31 March
                                                          2004            2004

Raw materials and bought in components                      52              59
Work in progress                                            51              41
Finished goods                                              62              69
Long term contract work in progress                          6               6
Payments on account                                          -              (1)
                                                       --------        --------
                                                           171             174
                                                       ========         =======


10. DEBTORS

GBP million                                              30 June      31 March
                                                            2004          2004

Amounts falling due within one year:
Trade debtors                                                276           309
Amounts owed by joint ventures and                            17            17
associates
Other debtors                                                 32            36
Prepayments and accrued income                                30            26
                                                        --------       --------
                                                             355           388
Amounts falling due after more than one year:
Trade debtors                                                  2             4
Prepayments and accrued income                                 2             1
                                                        --------       --------
                                                               4             5
                                                        --------       --------
                                                             359           393
                                                        ========        =======



11.    CASH AT BANK AND IN HAND

GBP million                                              30 June      31 March
                                                            2004          2004

Cash and bank deposits repayable on demand                   370           406
Other cash deposits                                          103           113
                                                        --------       --------
Cash at bank and in hand                                     473           519
                                                        ========        =======
Included in the amounts above are restricted
cash balances of:
Collateral against bonding facilities                         77            85
Held by captive insurance company                             19            18
Secured                                                       11            11
Mandatory redemption escrow account                            7            10
                                                        --------       --------
Restricted cash                                              114           124
Cash held at subsidiary level and in cash in
transit                                                       59            74
Available Treasury deposits                                  300           321
                                                        --------       --------
Cash at bank and in hand                                     473           519
                                                        ========        =======


At 30 June 2004,  liquid resources of GBP103 million (GBP113 million at 31 March
2004) consist of restricted cash of GBP114 million (31 March 2004: GBP124 million) less secured amounts of GBP11 million (31 March 2004: GBP11 million).


12. CREDITORS


                                                         30 June      31 March
GBP million                                                 2004          2004

Amounts falling due within one year:
Loan notes                                                     -             8
Bank loans and overdrafts
Repayable on demand                                           14            14
Other                                                          4             4
                                                        --------       --------
                                                              18            26
Payments received in advance                                  53            56
Trade creditors                                              166           155
Amounts owed to joint ventures and associates                  1             -
Current taxation                                             101           104
Other taxation and social security                            21            25
Other creditors                                               73            77
Accruals and deferred income                                 109           134
                                                        --------       --------
                                                             542           577
                                                        ========        =======
Amounts falling due after more than one year:
Loan notes                                                   245           257
Bank loans                                                    20            20
Obligations under finance leases                               2             2
                                                        --------       --------
                                                             267           279
Accruals and deferred income                                   4             6
                                                        --------       --------
                                                             271           285
                                                        ========        =======


13. PROVISIONS FOR LIABILITIES AND CHARGES


                                            Contracts    Litigation
                                                  and           and
GBP million  Restructuring   Warranties   commitments   indemnities   Other   Total

At 1 April 2004         41           32            48            82      16     219
Charged                  5            2             1             1       2      11
Released                (2)          (2)           (2)           (2)      -      (8)
Utilised               (14)          (4)           (5)          (15)     (1)    (39)
Exchange rate
adjustment               -            -             -             1       -       1
                    --------     -------        ------        ------    -----  ----
At 30 June 2004         30           28            42            67      17     184
                    ========     =======        =======       =======   ====== ====

Restructuring mainly comprise expected costs for termination of employee contracts (GBP10 million) and costs for properties no longer occupied, onerous lease contracts and future scheme administration costs (in total GBP20 million). The associated outflows are generally expected to occur over the next year with vacant property costs being incurred over the next three years.

Warranties comprise expected costs of maintenance under guarantees and other work in respect of products delivered, the associated outflows for which are generally expected to occur over the lives of the products.

Contracts and commitments comprise liquidated damages, onerous supply contracts and losses on contract work in progress in excess of related accumulated costs. The associated outflows are generally expected to occur over the lives of the contracts, which are long-term in nature.

Litigation and indemnities comprise expected employee related claims, environmental liabilities mainly in North America, other litigation, captive insurance balances and merger and acquisition balances held against warranties provided on the disposal of businesses. Employee related claims relate to industrial injuries for which historical data is currently being reviewed and assessed by actuaries.

Other provisions mainly comprise payroll taxes on share options and other post retirement agreements.


14. EQUITY SHAREHOLDERS' INTERESTS

a)  Share capital


                                                           Number of
Ordinary shares of 25p each                                   shares           GBP

Allotted, called-up and fully-paid at 1 April 2004       200,022,311    50,005,578
Shares issued:
Warrants exercised                                             2,577           644
Share options exercised                                      534,966       133,742
                                                       --------------  -----------

Allotted, called-up and fully-paid at 30 June 2004       200,559,854    50,139,964

Unissued at 30 June 2004                                 426,189,999   106,547,499
                                                       --------------  -----------
Authorised at 30 June 2004                               626,749,853   156,687,463
                                                       ==============  ===========


14. EQUITY SHAREHOLDERS' INTERESTS (continued)

b)  Warrants
At the time of the financial restructuring, the Company issued warrants to holders of shares in M (2003) plc to subscribe for additional ordinary shares of 5p each in the Company. In total 49.8 million warrants, exercisable up until May 2007, were issued at an exercise price of GBP1.50 each. As a result of the subsequent 1 for 5 share consolidation, five warrants must now be exercised per 25p ordinary share, giving an aggregate subscription price of GBP7.50 per share.

At 30 June 2004, 49.6 million warrants were still outstanding.

c) Share Options
At 30 June 2004 the following share options plans were outstanding in respect of the Company's ordinary shares:


                             Number of
                                shares    Subscription
                          under option           price
                               million        per share                    Exercise period

Senior Management plan
Granted 24 June 2003              14.8              Nil               May 2004 to May 2013
Granted 1 September 2003           1.0              Nil               May 2004 to May 2013
Granted 12 February 2004           1.5              Nil      October 2004 to February 2014
                            =============  ===============   =============================

Employee plan
Granted 30 June 2003               5.5            GBP3.08             May 2004 to May 2013
Granted 1 September 2003           0.2            GBP4.55             May 2004 to May 2013
Granted 12 February 2004           0.2            GBP7.17        May 2004 to February 2014
                            =============  ===============   =============================

Both plans have five performance targets, each having a period in which the options over shares will vest. The first four performance targets have now been met.

The overall impact on the Group's profit and loss account over the life of the plans through to the financial year ending 31 March 2007, assuming the final performance target is also met, will be approximately GBP60 million before payroll taxes. We expect the charge before payroll taxes to be GBP23 million in the year to 31 March 2005, GBP9 million in the year to 31 March 2006 and GBP3 million in the year to 31 March 2007. The GBP60 million charge is a non-cash item.


15. RESERVES


                                  Share               Capital   Profit
                    Shares to   premium   Capital   reduction and loss
GBP million         be issued   account   reserve     reserve   account   Total


At 1 April 2004           25         -         9         283       (17)    300
Loss retained for
the period                 -         -         -           -       (36)    (36)
Exchange                   -         -         -           -         -       -
differences
Shares issued              -         1         -           -         -       1
Added in the
period                     8         -         -           -         -       8
Share options
exercised                 (1)        -         -           -         1       -
Losses transferred         -         -         -         (42)       42       -
                       ------    ------    ------     -------   ------   -----
At 30 June 2004           32         1         9         241       (10)    273
                       ======    ======    ======     =======   =======  =====

On 21 May 2003, the High Court approved a reduction of share capital share premium, these balances were credited to the Company profit and loss reserve which stood at GBP4,170 million deficit at 31 March 2003. The High Court determined that any surplus over the deficit at 31 March 2003 was to be held as a non-distributable reserve which would be transferred to the profit and loss reserve as losses are incurred or when all creditors as at 21 May 2003 have been satisfied. Company losses of GBP42 million have been transferred in the period.


16. CASH FLOW

a)  Net cash inflow from operating activities before exceptional items


GBP million
3 months to 30 June 2004                Continuing      Discontinued      Total

Group operating loss after exceptional
items                                          (34)                -       (34)
Operating exceptional items (Note 4(a))         (1)                -        (1)
                                         ------------    -----------   --------

Group operating loss before exceptional
items                                          (35)                -       (35)
Depreciation charge                             11                 -        11
Goodwill amortisation                           23                 -        23
Shares to be issued related to share
options                                          8                 -         8
Decrease in stock                                3                 -         3
Decrease in debtors                             34                 -        34
Decrease in creditors                          (24)                -       (24)
Decrease in provisions                          (6)                -        (6)
                                         ------------    -----------   --------
                                                14                 -        14
                                         ============    ============  ========

3 months to 30 June 2003                Continuing      Discontinued      Total

Group operating loss after exceptional
items                                          (87)                -       (87)
Operating exceptional items (Note 4(a))         19                 -        19
                                         ------------    -----------   --------
Group operating loss before exceptional
items                                          (68)                -       (68)
Depreciation charge                             18                 1        19
Goodwill amortisation                           24                 1        25
Shares to be issued related to share
options                                          1                 -         1
Decrease in stock                               16                 2        18
Decrease in debtors                             71                 -        71
(Decrease)/increase in creditors               (39)                3       (36)
Increase in provisions                           2                 -         2
                                         ------------    -----------   --------
                                                25                 7        32
                                         ============    ============  ========


b) Returns on investments and servicing of finance

GBP million
3 months to 30 June                                            2004      2003

Income from loans, deposits and investments                       4         7
Interest paid                                                    (6)       (3)
Premium on redemption of Senior Notes                            (3)        -
                                                           ---------  --------
                                                                 (5)        4
                                                           =========  ========

All the above amounts relate to Continuing Operations.

c) Tax paid

GBP million
3 months to 30 June                                      2004             2003

Overseas tax paid                                          (2)              (2)
                                                     =========         ========

All the above amounts relate to Continuing Operations.

d) Capital expenditure and financial investment

GBP million
3 months to 30 June                                           2004        2003

Purchases of tangible fixed assets                              (5)         (6)
Sales of tangible fixed assets                                   1          28
                                                          ---------    --------
                                                                (4)         22
                                                          =========    ========

Sales of tangible fixed assets shown in 2003 include GBP26 million relating to information technology assets. All the above amounts relate to Continuing Operations.

e) Acquisitions and disposals


GBP million
3 months to 30 June                                              2004     2003

Net costs on disposal of interests in subsidiary companies         (4)       -
Investments in subsidiary companies                                 -       (6)
                                                            ---------  --------
                                                                   (4)      (6)
                                                            =========  ========

f) Net cash inflow from management of liquid resources
Comprising term deposits of less than one year:

GBP million
3 months to 30 June                                               2004    2003

Deposits made with banks and similar financial institutions        (23)      -
Deposits withdrawn from banks and similar financial institutions    34      14
                                                             --------- --------
                                                                    11      14
                                                             ========= ========

g) Net cash outflow from financing

GBP million
3 months to 30 June                                       2004            2003

Decrease in bank loans                                       -              (1)
Decrease in loan notes                                     (23)              -
Scheme consideration                                         -            (340)
                                                      ---------        --------
                                                           (23)           (341)
                                                      =========        ========


17. ANALYSIS OF NET MONETARY FUNDS


                                      At                Other      Exchange         At
                                 1 April      Cash   non-cash          rate    30 June
GBP million                         2004      flow    changes    adjustment       2004

Cash at bank and in hand             406       (39)         -             3        370
Overdrafts                           (14)        -          -             -        (14)
                                             ------
                                               (39)

Liquid resources                     113       (11)         -             1        103

Amounts falling due within one year:
Bank loans                            (4)        -          -             -         (4)
Loan notes                            (8)        8          -             -          -
Amounts falling due after more
than one year:
Bank loans                           (20)        -          -             -        (20)
Loan notes                          (257)       15          -            (3)      (245)
Finance leases                        (2)        -          -             -         (2)
                                              ------
                                                23
                                    ------    ------   ------         ------      ------
                                     214       (27)         -             1        188
                                    =======   =======  =======        =======     ======


18. CONTINGENT LIABILITIES
                                                       30 June        31 March
GBP million                                               2004            2004

Contingent liabilities at period end                        20              20
                                                      =========       ========

Litigation
Contingent liabilities relate mainly to the cost of legal proceedings, which in the opinion of the directors, are not expected to have a materially adverse effect on the Group and industrial injury claims currently being reassessed.

The Group is engaged in a number of legal proceedings relating to shareholder class actions, patent and other claims under contracts. The Group is vigorously defending these claims, the estimated cost of which is disclosed above, and the directors currently believe that the claims are unlikely to be settled for amounts resulting in material cash or other asset outflows.

Guarantees
At 30 June 2004, the Group had provided third parties with guarantees, performance bonds and indemnities, the exercise of which is considered to be remote.


19. POST BALANCE SHEET EVENTS
On 7 July 2004 the Group entered into an agreement to sell our Outside Plant and Power business for cash consideration of $375 million. This is currently in the final stages of negotiations. This deal is expected to close before the end of August 2004.

In Part X, section 15.16 of our listing particulars we made disclosure of the outstanding tax dispute with the Indian tax authorities. In July 2004, the High Court rejected our appeal and it is unknown whether leave to appeal to the Supreme Court will be granted. Any exposure under the litigation has been fully provided; if leave to appeal is refused a cash payment of approximately GBP5 million in tax and interest is anticipated before 31 March 2005.


Appendix

Year ended 31 March 2004

Pro Forma results to reflect the new segmentation and the impact of the cost reclassification described on page 13


Sales

                                    Q1       Q2       Q3       Q4         FY04
Optical and Access Networks        141      144      160      167          612
Broadband Routing & Switching       43       53       43       46          185
Network Services                   107      108      116      116          447
Ongoing Operations                 291      305      319      329        1,244
OPP                                 51       54       55       49          209
Continuing Operations              342      359      374      378        1,453
Discontinued Operations             25       30       34       16          105
Group                              367      389      408      394        1,558

Adjusted Gross Profit (before exceptional items)

                                    Q1       Q2       Q3       Q4       FY04
Optical and Access Networks         33       35       49       53        170
Broadband Routing & Switching       26       34       26       30        116
Network Services                    15       22       25       30         92
Ongoing Operations                  74       91      100      113        378
OPP                                  9       11       11       13         44
Continuing Operations               83      102      111      126        422
Discontinued Operations              6        7       10        5         28
Group                               89      109      121      131        450

Adjusted Operating Profit/(Loss) by Segment
(before exceptional items and goodwill amortisation)

                                    Q1       Q2       Q3       Q4       FY04
Optical and Access Networks        (30)     (27)      (9)      (2)       (68)
Broadband Routing & Switching        9       16        7       12         44
Network Services                    (9)       -        6       12          9
Other and Central Costs            (15)      (9)      (8)      (8)       (40)
Ongoing Operations                 (45)     (20)      (4)      14        (55)
OPP                                  2        2        4        6         14
Continuing Operations              (43)     (18)       -       20        (41)
Discontinued Operations              1        2        5        2         10
Share option costs                  (1)      (8)     (10)     (12)       (31)
Group                              (43)     (24)      (5)      10        (62)

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: August 9 2004